Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
AMONG
WESTWOOD ONE, INC.,
RADIO NETWORK HOLDINGS, LLC
AND
VERGE MEDIA COMPANIES, INC.
DATED AS OF JULY 30, 2011

i

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Certificate of Designation for Series A Preferred Stock
Exhibit C	Voting Agreement
Exhibit D	Form of Restated Certificate of Incorporation
Exhibit E	Form of Restated By-Laws
Exhibit F	Indemnity and Contribution Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2011, is by and among (i) WESTWOOD ONE, INC., a Delaware corporation (“Parent”), (ii) RADIO NETWORK HOLDINGS, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), and (iii) VERGE MEDIA COMPANIES, INC., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving the merger, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);
WHEREAS, the Board of Directors of the Company, and Parent, as the sole member of Merger Sub, have approved and declared advisable this Agreement, and the Board of Directors of Parent has approved this Agreement and determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the bests interest of Parent and its stockholders;
WHEREAS, it is intended that, for U.S. federal income tax purposes (and where applicable, state and local income tax purposes), (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, (b) this Agreement constitutes a plan of reorganization for purposes of Sections 354 and 361 of the Code, and (c) Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code;
WHEREAS, to facilitate the Merger, the Board of Directors of Parent has decided to effect a recapitalization of Parent as described herein, which includes the reclassification of certain shares of capital stock and the authorization of a new class of capital stock to be issued in the Merger (the “Reclassification”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Reclassification and the Merger and also to prescribe various conditions to the Reclassification and the Merger.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1 Certain Defined Terms. In addition to the terms defined elsewhere herein, for purposes of this Agreement:
“Action” means any claim, action, suit, charge, complaint, arbitration, mediation, proceeding, investigation or audit.
“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person, excluding, (i) in the case of Parent, the Parent Principal Stockholders and (ii) in the case of the Company, the Company Principal Stockholders.
“Assets” means, with respect to any party, the assets and properties (whether tangible or intangible) of such party and its Retained Subsidiaries.
“Board of Directors” means the board of directors or similar governing body (including the board of managers or the managing member) of any specified Person.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of Wilmington, Delaware are authorized or required by applicable Law or executive order to remain closed.
“Bylaws” means (i) with respect to Parent, the Parent Bylaws; (ii) with respect to Merger Sub, its operating agreement; and (iii) with respect to the Company, the Company Bylaws.
“Cash Equivalents” means each of the following:
(i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(ii) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (a) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (b) issues (or the parent of which issues) commercial paper rated as described in clause (iii) of this definition and (c) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;
(iii) commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least P-1 from Moody’s Investors Service, Inc. or a rating of at least A-1 from Standard & Poor’s Ratings Group; and

(iv) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group P at the time such investment is made, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (i), (ii) and (iii) of this definition at the time such investment is made.
“Charter” means (i) with respect to Parent, the Parent Charter; (ii) with respect to Merger Sub, its certificate of formation; and (iii) with respect to the Company, the Company Charter.
“Commitment Letters” means (i) the executed commitment letter, dated as of the date hereof among the Company, General Electric Capital Corporation, GE Capital Markets, Inc. and ING Capital LLC, pursuant to which General Electric Capital Corporation, GE Capital Markets, Inc. and ING Capital LLC have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the first lien credit facilities set forth therein, and (ii) the executed commitment letter, dated as of the date hereof among the Company, Macquarie Capital (USA) Inc. and MIHI LLC, pursuant to which Macquarie Capital (USA) Inc. and MIHI LLC have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the second lien credit facility set forth therein.
“Company Excluded Entities” means Triton Media Group, LLC, Triton Digital, Inc. and the Subsidiaries of Triton Digital, Inc.
“Company Licensed Intellectual Property” means all of the Intellectual Property licensed from a third party pursuant to a Contract for use by the Company or any of its Retained Subsidiaries other than the Company Owned Intellectual Property.
“Company Owned Intellectual Property” means all of the Intellectual Property owned by the Company or any of its Retained Subsidiaries.
“Company Preliminary Transactions” means the transactions contemplated by the Company Restructuring Agreement and the Company Transition Services Agreement.
“Company Principal Stockholders” means Oaktree Capital Management, L.P., Black Canyon Capital LLC, their portfolio companies and all Affiliates thereof (other than the Company and its Retained Subsidiaries).
“Company Restructuring Agreement” means the Unit Purchase Agreement, dated as of July 29, 2011, by and between Verge Media, Inc. and Triton Digital, Inc.
“Company Target Net Debt Amount” means $199,933,333.
“Company Transition Services Agreement” means the Transition Services Agreement, dated as of July 29, 2011, by and between Excelsior Radio Networks, LLC and Triton Digital, Inc..

“Contract” means any contract, agreement, lease, sublease, license or guaranty, whether written or oral.
“Copyrights” means all copyrights and related rights, copyright registrations and applications, and copyrightable subject matter.
“Delivered” means that the applicable document has been, in the case of Parent, posted in the Parent data room on the Intralinks website, delivered to the Company electronically, or filed as an exhibit in the Parent SEC Reports publicly filed with the SEC or, in the case of the Company, posted in the Company’s data room on the Merrill Datasite website or delivered to the Parent electronically, in each case on or prior to the date of execution of this Agreement.
“Digital Reseller Agreement” means that certain Digital Reseller Agreement, dated as of July 29, 2011 between Triton Media Group, LLC (to be renamed Triton Media, LLC), a California limited liability company, and Dial Communication Global Media, LLC, a Delaware limited liability company.
“Encumbrance” means any lien, encumbrance, security interest, pledge, hypothecation, mortgage, transfer restriction, voting agreement, proxy, conditional sales or other title retention agreement, grant of preemptive rights, easement, covenant, license, option, right of first refusal or purchase or title defect.
“Environmental Claim” means, with respect to any party, any Action, order, demand or notice by any Governmental Authority, or any other Person, alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by such party or any of its Retained Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Law” means any Law, Governmental Order, consent decree or judgment relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources) or protection of worker health and safety from exposure to Hazardous Materials, in effect as of or prior to the date of this Agreement, including any relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Materials, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects therefrom.
“Environmental Permits” means any Permit required under or issued pursuant to any applicable Environmental Law.

“ERISA Affiliate” means any corporation or trade or business that is deemed a single employer with another Person under Section 414(b) or (c) of the Code.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Entities” means, in the case of Parent, the Parent Excluded Entities, and, in the case of the Company, the Company Excluded Entities.
“Excluded Marks” means, collectively, the Metro Marks and the Triton Marks.
“Exploit” means to release, produce, reproduce, distribute, perform, synchronize, stream, translate, display, exhibit, broadcast or telecast, license, sell, market, create merchandise in respect of or otherwise commercially exploit.
“Financial Statements” means (i) with respect to Parent, the Parent Financial Statements and (ii) with respect to the Company, the Company Financial Statements.
“Financing” means the financing contemplated by the Commitment Letters.
“Financing Source” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Commitment Letters and any joinder agreements or credit agreements relating thereto.
“GAAP” means, with respect to any party, generally accepted accounting principles in the United States of America, as in effect from time to time, and, when used in reference to unaudited financial statements, including the Interim Financial Statements, shall include exceptions for (i) normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the business or operations of such party and its Retained Subsidiaries, and (ii) lack of accompanying footnotes.
“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, municipal, local or other government, governmental, regulatory or administrative authority, agency, department or commission or any court, tribunal or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Material” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, regulated greenhouse gasses, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic mold, mycotoxins or other similar substances, in each case as defined or regulated as such under Environmental Laws due to their dangerous, toxic or deleterious properties or characteristics.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures or notes (other than any surety bonds or similar instruments issued in the ordinary course of business); (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) obligations for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six (6) months past due), which, for the avoidance of doubt, shall include, in the case of Parent, the undisputed portion of any amounts owed under the Stock Purchase Agreement, dated as of April 29, 2011, by and between Parent and Clear Channel Acquisition LLC, including without limitation pursuant to Section 1.5(d) thereof; (v) any contingent reimbursement obligations with respect to letters of credit; (vi) any indebtedness guaranteed in any manner by such Person (including guaranties in the form of an agreement to repurchase or reimburse); (vii) obligations of such Person under or pursuant to any capital leases; and (viii) any accrued and unpaid interest related to any of the foregoing and prepayment premiums or penalties related to any of the foregoing that are due or become due as a result of the consummation of the Merger or the prepayment of such Indebtedness pursuant to Section 2.9; provided that in no event shall Indebtedness of any party include Indebtedness of such party owing to any of its Retained Subsidiaries or Indebtedness of any of its Retained Subsidiaries owing to it or any of its other Retained Subsidiaries. For the avoidance of doubt, any reference herein to Indebtedness of any party shall not include any Indebtedness of its Excluded Entities.
“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Software, (v) Trade Secrets, (vi) Internet protocol addresses, (vii) rights of publicity and privacy, (viii) all rights in the foregoing, and (ix) all applications and registrations for the foregoing.
“Interim Financial Statements” means (i) with respect to Parent, the Parent Interim Financial Statements and (ii) with respect to the Company, the Company Interim Financial Statements.
“IRS” means the Internal Revenue Service.
“Knowledge” means (x) with respect to Parent or Merger Sub, the actual knowledge, without independent investigation, of the following individuals: Roderick Sherwood, Luis Castillo, Edward Mammone, David Hillman and Melissa Garza and (y) with respect to the Company, the actual knowledge, without independent investigation, of the following individuals: Neal Schore, Spencer Brown, Hiram Lazar, Ken Williams and David Landau.
“Law” means any federal, national, supranational, foreign, state, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means, with respect to any party, the real property currently leased, licensed, subleased, used or otherwise occupied by such party or any of its Retained Subsidiaries, in each case, as tenant, together with, to the extent currently leased, licensed, subleased, used or otherwise occupied by such party or any of its Retained Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of such party or any of its Retained Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.
“Licensed Intellectual Property” means (x) with respect to Parent, the Parent Licensed Intellectual Property, and (y) with respect to the Company, the Company Licensed Intellectual Property.
“Material Adverse Effect” means, with respect to any party, any event, circumstance, change in or effect on such party or any of its Retained Subsidiaries that, individually or in the aggregate (taking into account all other such events, circumstances, changes or effects), has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of such party and its Retained Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations hereunder or consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: any event, circumstance, change in or effect resulting from (a) any change in the operating, business, regulatory or other conditions in the industries in which such party and its Retained Subsidiaries operate; (b) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates or any default or anticipated default by the United States on its sovereign debt or other obligations), in each case, in the United States or anywhere else in the world; (c) earthquakes, floods, natural disasters or other acts of nature or force majeure events; (d) acts of war, sabotage or terrorism or military actions or similar circumstances, including from worsening of current conditions caused thereby, occurring after the date hereof; (e) any change in Laws or GAAP, or the interpretation thereof; (f) the taking of any action or the consummation of any transaction, in either case required by this Agreement, or the announcement of the transactions contemplated hereby; (g) any decline in the market price of the common stock of Parent (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (h) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (i) in and of itself, any statement or qualification in any auditor’s report or opinion expressing doubt or uncertainty regarding Parent’s ability to continue as a going concern (it being understood that the facts or occurrences giving rise to or contributing to such statement or qualification may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (j) any matter to the extent specifically described in such party’s Disclosure Letter; provided that the exceptions in clauses (a), (b), (c), (d) and (e) shall only be taken into account if such party is not adversely affected in a disproportionate manner relative to other participants in the industry in which such party primarily operates.

“Material Contract” means, with respect to any party, any of the following to which such party or any of its Retained Subsidiaries is a party or by which it or its assets are bound:
(i) any executory employment, contractor or consulting Contract with any manager, director or officer of such party or any of its Retained Subsidiaries, or with any on-air talent, or any such agreement with any employee or contractor that is not terminable upon thirty (30) days’ notice or less without incurring further cost or liability;
(ii) any Contract or plan, any of the benefits of which will be increased, or the vesting of any of the benefits of which will be accelerated, or under which payments will be made, as a result of the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(iii) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of such party’s or any of its Retained Subsidiaries’ products or services in the ordinary course of business consistent with prior practice);
(iv) any Contract containing any provision or covenant prohibiting or materially restricting the ability of such party or any of its Retained Subsidiaries to engage in any business activity that is material to the business of such party or its Retained Subsidiaries as of the date hereof (by activity, geographic region or otherwise);
(v) (A) any Contract entered into since January 1, 2007, relating to the disposition or acquisition by such party or any of its Retained Subsidiaries of (x) assets, other than inventory purchased or sold in the ordinary course of business, or (y) any interest in any other Person or business enterprise, in either case for consideration in excess of $1,000,000, and (B) any agreement providing for a deferred purchase price or any other contingent obligations of such party or any of its Retained Subsidiaries (other than liabilities arising after the closing of such transaction) related to prior dispositions or acquisitions of any Person or business enterprise;
(vi) any mortgages, indentures, guaranties, loans or credit agreements, security agreements, deeds of trust or other documents granting an Encumbrance (other than any Permitted Encumbrance) upon any of its Assets;
(vii) any dealer, distributor or joint marketing agreement under which such party or any of its Retained Subsidiaries has continuing material obligations to jointly market any product or technology and which provides for payments that exceed $500,000 per annum;

(viii) any settlement agreement which contains material obligations of such party or any of its Retained Subsidiaries that shall continue after the Closing Date, but excluding any employment severance agreement or any settlement of a charge filed with the Equal Employment Opportunity Commission or a similar state fair employment practices agency involving payments to any Person of no greater than $50,000 and involving affirmative obligations of such party or any of its Retained Subsidiaries that continue for no longer than one (1) year;
(ix) any Contract, or group of Contracts, with a Person (or group of affiliated Persons) providing for future expenditures in excess of $500,000 within the 12-month period after the date hereof;
(x) any Contract relating to any Affiliate Transactions that will not be terminated without expense or obligation on the part of such party or its Retained Subsidiaries prior to the Closing Date;
(xi) any Contract that is (1) a lease, rental or occupancy agreement, license, installment or conditional sale agreement or other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property and which provides for payments that exceed $50,000 per annum or (2) a lease, rental or occupancy agreement, license, installment or conditional sale agreement or other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property;
(xii) any collective bargaining agreement or other labor-related agreement with any labor union or other representative of a group of employees;
(xiii) any Contract pursuant to which such party or any of its Retained Subsidiaries (a) is granted or obtains any right to use any material Intellectual Property (excluding (1) all implied and express licenses granted to it and its Retained Subsidiaries in connection with the creation, production, distribution, syndication, broadcast and transmission of Programs in the ordinary course of its and its Retained Subsidiaries’ business and (2) standard form Contracts granting rights to use readily available shrink wrap or click wrap software having an acquisition price of less than $100,000 per Contract), (b) is restricted in its right to use or register any material Owned Intellectual Property, or (c) permits any other Person to use, enforce, or register any material Owned Intellectual Property, in each case including any license agreements, coexistence agreements, and covenants not to sue, and excluding all implied and express licenses granted by it and its Retained Subsidiaries to third parties in connection with the distribution, syndication, broadcast and transmission of Programs in the ordinary course of its and its Retained Subsidiaries’ business; and
(xiv) any tax sharing or similar agreement that will not be terminated without expense or obligation on the part of such party or any of its Retained Subsidiaries prior to the Closing Date or that contain obligations of such party or any of its Retained Subsidiaries that shall continue after the Closing Date.
“Metro Marks” means any Trademark (i) consisting of, including or embodying (in each case, in whole or in part) the terms “Metro,” “Metro Television,” “Metro Source,” “Sigalert,” “Jaytu,” “SmartRoute Systems” or “Metro Networks” by itself or with other words and/or designs and including all variations, translations, adaptations, combinations and derivations thereof or (ii) transferred to Clear Channel Acquisition LLC pursuant to the Parent Restructuring Agreement.

“Most Recent Company Audit” means the Company’s audited financial statements for the year ended December 31, 2010, as Delivered to Parent by the Company prior to the date of this Agreement.
“Net Debt Adjustment Amount” $8,000,000, plus (i) the excess, if any, of (x) the Company Target Net Debt Amount over (y) the aggregate Net Indebtedness of the Company and its Retained Subsidiaries as of the close of business on the Business Day immediately prior to the Closing, plus (ii) an amount equal to the quotient, if any, resulting from (a) the product of (x) the excess, if any, of (A) the aggregate Net Indebtedness of Parent and its Retained Subsidiaries as of the close of business on the Business Day immediately prior to the Closing over (B) the Parent Target Net Debt Amount, multiplied by (y) 0.59, divided by (b) 0.41, minus (iii) the excess, if any, of (x) the aggregate Net Indebtedness of the Company and its Retained Subsidiaries as of the close of business on the Business Day immediately prior to the Closing over (y) the Company Target Net Debt Amount. For purposes of this definition, Net Indebtedness of the Company and its Retained Subsidiaries as of the close of business on the Business Day immediately prior to the Closing and Net Indebtedness of Parent and its Retained Subsidiaries as of the close of business on the Business Day immediately prior to the Closing shall in each case be calculated on the second Business Day immediately preceding the Closing.
“Net Indebtedness” means, with respect to any Person(s), all Indebtedness of such Person(s), minus (i) the amount by which such Person(s)’ cash and Cash Equivalents (determined in each case in accordance with GAAP) exceeds $3,000,000, plus (ii) the amount by which such Person(s)’ cash and Cash Equivalents (determined in each case in accordance with GAAP) is less than $3,000,000. Notwithstanding the foregoing or anything else contained herein, the items identified as of the date hereof on Section A to the Company Disclosure Letter shall be excluded from the calculation of Net Indebtedness of the Company and its Retained Subsidiaries and the items identified as of the date hereof on Section A to the Parent Disclosure Letter shall be excluded from the calculation of Net Indebtedness of Parent and its Retained Subsidiaries.
“Owned Intellectual Property” means (x) with respect to Parent, the Parent Owned Intellectual Property, and (y) with respect to the Company, the Company Owned Intellectual Property.
“Owned Real Property” means, with respect to any party, the real property in which such party or any of its Retained Subsidiaries has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of such party or any of its Retained Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Parent Excluded Entities” means Metro Networks, Inc., a Delaware corporation, SmartRoute Systems, Inc., a Delaware corporation, TLAC, Inc., a Delaware corporation, and the Subsidiaries of the foregoing.

“Parent Licensed Intellectual Property” means all of the Intellectual Property licensed from a third party pursuant to a Contract for use by Parent or any of its Retained Subsidiaries other than the Parent Owned Intellectual Property.
“Parent Owned Intellectual Property” means all of the Intellectual Property owned by Parent or any of its Retained Subsidiaries.
“Parent Preliminary Transactions” means the transactions contemplated by the Parent Restructuring Agreement.
“Parent Principal Stockholders” means The Gores Group LLC, its portfolio companies and all Affiliates thereof (other than Parent and its Retained Subsidiaries).
“Parent Restructuring Agreement” means the (i) Stock Purchase Agreement, dated as of April 29, 2011, by and between Parent and Clear Channel Acquisition LLC, and (ii) Transition Services Agreement, dated as of April 29, 2011, by and between Parent and Clear Channel Acquisition LLC.
“Parent Stock” means the common stock par value $0.01, of Parent, issued and outstanding as of the date hereof.
“Parent Target Net Debt Amount” means $47,901,155.
“Patents” means all patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.
“Permit” means all permits, certificates, licenses, identification numbers, approvals, governmental franchises and other authorizations.
“Permitted Encumbrances” means, with respect to any party, (i) defects or irregularities of title, easements, rights-of-way, covenants, restrictions and other similar matters that do not and would not reasonably be expected to have a material adverse effect on the Real Property subject thereto, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no material default on the part of such party or any of its Retained Subsidiaries, (iii) Encumbrances set forth in Section 1.1 of such party’s Disclosure Letter, (iv) intellectual property licenses granted in the ordinary course of business, and (v) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on such party’s books.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or any Governmental Authority.
“Preliminary Transactions” means, in the case of Parent, the Parent Preliminary Transactions, and, in the case of the Company, the Company Preliminary Transactions.

“Principal Stockholders” means, in the case of Parent, the Parent Principal Stockholders, and, in the case of the Company, the Company Principal Stockholders.
“Programs” means any and all creative work meant for human viewing or listening, including all radio, television, cable, wireless, satellite or digital programming (including on-demand and pay-per-view programming), motion pictures (including features, documentaries, shorts and trailers), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, known or unknown, and all components thereof (whether or not now known or hereafter acquired), whether distributed or displayed over any medium now known or hereafter developed, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, rights of publicity, elements and music (whether or not now known or recognized).
“Radio Network Business” means the procurement of advertising inventory or airtime through (i) direct purchase from a broadcaster, (ii) advertising sales representation of third parties and/or (iii) the production, provision, license and distribution of programming or services distributed to broadcasters, resulting in aggregated or networked inventory for the primary purpose of selling to advertisers.
“Real Property” means, with respect to any party, such party’s Owned Real Property and Leased Real Property, collectively.
“Registration Rights Agreement” means a Registration Rights Agreement in the form of Exhibit A hereto to be entered into substantially contemporaneously with the Closing among Parent, Gores Radio Holdings, LLC, and Triton Media Group, LLC.
“Restructuring Agreement” means (x) with respect to Parent, the Parent Restructuring Agreement, and (y) with respect to the Company, the Company Restructuring Agreement and the Company Transition Services Agreement.
“Retained Subsidiaries” means (x) with respect to Parent, the Subsidiaries of Parent, and (y) with respect to the Company, the Subsidiaries of the Company, in each case, for the avoidance of doubt, other than the Excluded Entities.
“SEC” means the Securities and Exchange Commission.
“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Series A Preferred Share Number” means the number of shares of Series A Preferred Stock equal to (i) the Net Debt Adjustment Amount, divided by (ii) $1,000.
“Series A Preferred Stock” means the class of preferred stock of Parent designated as Series A Preferred Stock of Parent, with the designations, preferences and relative, participating, option and other special rights, powers and duties set forth Certificate of Designation attached as Exhibit B hereto.

“Software” means all rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.
“Stock” means (i) with respect to Parent, the Parent Stock and, after the effective time of the Reclassification, the Class A Stock and Class B Stock, and (ii) with respect to the Company, the Company Stock.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Superior Proposal” means, with respect to Parent and its Subsidiaries only, a bona fide written Takeover Proposal (with all of the provisions in the definition of Takeover Proposal adjusted to increase the percentage of outstanding shares of capital stock, other securities, assets, properties and other rights to be acquired or disposed of to one hundred percent (100%)) that was not solicited by, or the result of any solicitation by Parent or any of its Subsidiaries or the Parent Principal Stockholders, or by any of their respective officers, directors, Affiliates, investment banks, accountants, financial advisors or other representatives or agents, in violation of Section 5.3, which the Board of Directors of Parent determines in good faith (after consultation with its legal and financial advisors) (i) to be reasonably likely to be consummated and not subject to greater uncertainty or more restrictive conditions, taken as a whole, than the transactions provided for herein, (ii) has binding financing commitments for 100% of the requisite financing of such transaction that is not more contingent, taken as a whole, than the commitment letters obtained in connection with the transactions provided for herein, and (iii) to be superior to the stockholders of Parent as compared to the transactions provided for herein and any alternative proposed in writing by the Company in accordance with Section 5.3 hereof, taking into account, among other things, the Person making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and any revisions made or proposed in writing by the Company prior to the time of determination.

“Takeover Proposal” means, with respect to either Parent or the Company, as applicable, any inquiry, proposal or offer relating to (i) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or other transaction which would result in any Person or group acquiring twenty percent (20%) or more of the fair market value of the assets (including rights and capital stock of such party’s Subsidiaries) of such party and its Subsidiaries, taken as a whole, (ii) a merger, consolidation, business combination, reorganization, share exchange, share issuance, sale of stock, recapitalization, liquidation, dissolution or other transaction involving such party or any of its Subsidiaries which would result in any Person or group owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding voting Securities of such party or any of its Subsidiaries or any resulting parent entity of such party or any of its Subsidiaries; provided that, in the case of a transaction involving solely the Subsidiaries of such party, such Subsidiaries constitute twenty percent (20%) or more of the fair market value of the assets of such party and its Subsidiaries, taken as a whole or (iii) any combination of the foregoing which collectively have the same economic effect as a transaction described in clause (i) or (ii).
“Tax” (and with the correlative meaning “Taxes”) means (i) all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any Governmental Authority including any federal, state, provincial, municipal, local or foreign taxing authority, including income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a tax, including unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes, and whether disputed or not, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company or Parent, as applicable, together with its Retained Subsidiaries (or any predecessor of any of the foregoing), is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all liability for amounts described in clause (i) of any Person imposed on the Company or Parent, as applicable, together with its Retained Subsidiaries, as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.
“Tax Returns” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, provincial, municipal, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.
“Trade Secrets” means all trade secrets and other confidential, proprietary information and know-how.
“Trademarks” means all trademarks, service marks, names, corporate names, trade names, domain names, Uniform Resource Locators, web site addresses, logos, slogans, trade dress, and other similar designations of source or origin, and all registrations of or applications for any of the foregoing, together with the goodwill symbolized by any of the foregoing.

“Triton Marks” means any Trademark consisting of, including or embodying (in each case, in whole or in part) the terms “Triton,” “Triton Radio,” “Triton Radio Networks” or “Triton Media” by itself or with other words and/or designs and including all variations, translations, adaptations, combinations and derivations thereof.
“Voting Agreement” means the Voting Agreement, dated as of the date hereof, between Gores Radio Holdings, LLC and the Company, which is attached hereto as Exhibit C.
Section 1.2 Other Definitions. The following terms have the meanings set forth in the Sections set forth below.

Defined Term	Section Definition Reference

401(k) Plan	Section 5.8(e)
Acquisition Agreement	Section 5.3(b)
Action	Section 1.1
Affiliate	Section 1.1
Affiliate Transactions	Section 3.16
Agreement	Preamble
Assets	Section 1.1
Benefit Plans	Section 3.13(a)
Board of Directors	Section 1.1
Business Day	Section 1.1
Business Guaranties	Section 3.17
Bylaws	Section 1.1
Cash Equivalents	Section 1.1
Certificate	Section 2.8(b)
Certificate of Merger	Section 2.3
Charter	Section 1.1
Class A Stock	Section 2.1
Class B Stock	Section 2.1
Closing	Section 2.4
Closing Date	Section 2.4
Code	Recitals
Commitment Letters	Section 1.1
Company	Preamble
Company Audited Financial Statements	Section 3.6(a)(i)
Company Bylaws	Section 3.3(d)
Company Charter	Section 3.3(d)
Company Current Insurance	Section 5.11(c)
Company Disclosure Letter	Article III
Company Equity Right	Section 3.2(b)
Company Excluded Entities	Section 1.1
Company Financial Statements	Section 3.6(a)(i)

Defined Term	Section Definition Reference

Company Indemnified Parties	Section 5.11(a)
Company Interim Financial Statements	Section 3.6(a)(i)
Company Licensed Intellectual Property	Section 1.1
Company Owned Intellectual Property	Section 1.1
Company Preliminary Transactions	Section 1.1
Company Principal Stockholders	Section 1.1
Company Reporting Tail Endorsement	Section 5.11(c)
Company Restructuring Agreement	Section 1.1
Company Stock	Section 2.8(a)
Company Stockholder Consent	Section 6.1(c)
Company Target Net Debt Amount	Section 1.1
Company Transition Services Agreement	Section 1.1
Confidentiality Agreement	Section 5.4(a)
Consent	Section 3.5
Continuing Employees	Section 5.8(a)
Contract	Section 1.1
Copyrights	Section 1.1
Delivered	Section 1.1
DGCL	Section 2.1
Digital Reseller Agreement	Section 1.1
Disclosure Letter	Article III
Dissenting Shares	Section 2.11
Effective Time	Section 2.3
Encumbrance	Section 1.1
Environmental Claim	Section 1.1
Environmental Law	Section 1.1
Environmental Permits	Section 1.1
Equity Right	Section 3.2(b)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 1.1
ERISA Plans	Section 3.13(a)
Exchange Act	Section 1.1
Exchange Agent	Section 2.12(a)
Exchange Fund	Section 2.12(a)
Exchange Ratio	Section 2.8(a)
Excluded Entities	Section 1.1
Excluded Marks	Section 1.1
Excluded Shares	Section 2.8(d)
Exploit	Section 1.1
FCC	Section 5.3(c)
FCC Applications	Section 5.3(c)
FCC Consent	Section 5.3(c)
Filing	Section 3.5
Financial Statements	Section 1.1
Financing	Section 1.1
Financing Source	Section 5.12 1.1

Defined Term	Section Definition Reference

FIRPTA Certificate	Section 5.20
GAAP	Section 1.1
Gores Written Consent	Section 5.1(a)
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Hazardous Material	Section 1.1
HSR Act	Section 5.5(b)
Indebtedness	Section 1.1
Indemnified Parties	Section 5.11(a)
Indemnity and Contribution Agreement	Section 6.2(h)
Information Statement	Section 5.1(a)
Intellectual Property	Section 1.1
Interim Financial Statements	Section 1.1
IRS	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 1.1
Leases	Section 3.12(b)
Liabilities	Section 1.1
Licensed Intellectual Property	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1
Merger	Recitals
Merger Consideration	Section 2.8(a)
Merger Sub	Preamble
Metro Marks	Section 1.1
Most Recent Company Audit	Section 1.1
Net Debt Adjustment Amount	Section 1.1
Net Indebtedness	Section 1.1
Notice of Adverse Recommendation Change	Section 5.3(b)
Owned Intellectual Property	Section 1.1
Owned Real Property	Section 1.1
Parent	Preamble
Parent Adverse Action	Section 5.3(b)
Parent Audited Financial Statements	Section 3.6(b)(iii)
Parent Bylaws	Section 3.3(b)
Parent Charter	Section 3.3(b)
Parent Current Insurance	Section 5.11(d)
Parent Disclosure Letter	Article III
Parent Equity Right	Section 3.2(b)
Parent Excluded Entities	Section 1.1
Parent Financial Statements	Section 3.6(b)(iii)
Parent Indemnified Parties	Section 5.11(a)
Parent Interim Financial Statements	Section 3.6(b)(iii)
Parent Licensed Intellectual Property	Section 1.1
Parent Owned Intellectual Property	Section 1.1

Defined Term	Section Definition Reference

Parent Preliminary Transactions	Section 1.1
Parent Principal Stockholders	Section 1.1
Parent Recommendation	Section 5.3(b)
Parent Reporting Tail Endorsement	Section 5.11(d)
Parent Restructuring Agreement	Section 1.1
Parent SEC Reports	Section 3.6(b)(i)
Parent Stock	Section 1.1
Parent Stock Issuance	Section 3.3(b)
Parent Target Net Debt Amount	Section 1.1
Patents	Section 1.1
Permit	Section 1.1
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Post-Closing Parent Directors	Section 2.6
Preliminary Transactions	Section 1.1
Principal Stockholders	Section 1.1
Programs	Section 1.1
Radio Network Business	Section 1.1
Real Property	Section 1.1
Reclassification	Recitals
Registration Rights Agreement	Section 1.1
Requested Party	Section 5.2
Requesting Party	Section 5.2
Restated By-Laws	Section 2.1
Restated Charter	Section 2.1
Restricted Parties	Section 5.3(a)
Restructuring Agreement	Section 1.1
Retained Subsidiaries	Section 1.1
SEC	Section 1.1
Securities	Section 1.1
Securities Act	Section 1.1
Series A Preferred Certificates	Section 2.10
Series A Preferred Share Number	Section 1.1
Series A Preferred Stock	Section 1.1
Software	Section 1.1
Stock	Section 1.1
Subsidiary	Section 1.1
Superior Proposal	Section 1.1
Surviving Entity	Section 2.3
Takeover Proposal	Section 1.1
Tax	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Termination Date	Section 7.1
Termination Fee	Section 7.4(a)
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Triton Marks	Section 1.1
Voting Agreement	Section 1.1
WARN Act	Section 3.15(d)

ARTICLE II
RECLASSIFICATION AND THE MERGER
Section 2.1 Amendment and Restatement of Parent’s Certificate of Incorporation and Adoption of Amended and Restated By-Laws.
(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at or prior to the Closing, Parent shall file with the Secretary of State of the State of Delaware (a) a Certificate of Amendment to amend and restate Parent’s certificate of incorporation substantially in the form attached hereto as Exhibit D (the “Restated Charter”), and (b) if shares of Series A Preferred Stock are delivered to holders of Company Stock in accordance with Section 2.10 hereof, the Certificate of Designation substantially in the form attached hereto as Exhibit B. The Restated Charter shall, among other things, provide that Parent shall have two authorized classes of common stock, par value $0.01 per share, (i) one class of common stock shall be designated as Class A Common Stock (the “Class A Stock”) and (ii) one class of common stock shall be designated as Class B Common Stock (the “Class B Stock”). The respective rights and restrictions in respect of Class A Stock and Class B Stock shall be as set forth in the Restated Charter.
(b) At or prior to the Closing, and immediately prior to giving effect to the Restated Charter as set forth in Section 2.1(a) above, Parent shall cause the Parent Bylaws (as defined below) to be amended and restated in substantially the form attached hereto as Exhibit E (the “Restated By-Laws”).
Section 2.2 Reclassification of Shares. Upon the effectiveness of the Restated Charter, each issued and outstanding share of Parent Stock shall be reclassified pursuant to the Reclassification and automatically converted into one share of Class A Stock without any further action on the part of the holders of Parent Stock.
Section 2.3 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, after the effectiveness of the Restated Charter, the Company shall be merged with and into Merger Sub at the effective time of the Merger (the “Effective Time”), which shall be the time on the Closing Date at which the certificate of merger in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware, or such other time and/or date as may be agreed by Parent and the Company and set forth in the Certificate of Merger. At the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub shall be the surviving entity (sometimes referred to, in such capacity, as the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

Section 2.4 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or such other place as the parties shall mutually agree, at 10:00 a.m., local time, on the first Business Day after the day on which the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing), or such other date or time as the parties shall mutually agree (the date of the Closing being herein referred to as the “Closing Date”).
Section 2.5 Effects of the Merger.
(a) At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. At the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
(b) At and after the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter duly amended in accordance with applicable Law; provided, however, that the certificate of formation of Merger Sub shall be deemed amended to cause the name of the Surviving Entity to be the name of the Company immediately prior to the Effective Time.
(c) At and after the Effective Time, the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter duly amended in accordance with applicable Law; provided, however, that the operating agreement of Merger Sub shall be deemed amended to cause the name of the Surviving Entity to be the name of the Company immediately prior to the Effective Time.
Section 2.6 Directors of Parent.
(a) At least 3 days prior to the Closing Date, Parent shall identify in writing three (3) directors (one of whom shall be independent (as defined in the Restated Charter) and reasonably acceptable to the Company), and the Company shall identify in writing 5 directors (two of whom shall be independent (as defined in the Restated Charter) and reasonably acceptable to Parent) (the “Post-Closing Parent Directors”). The parties shall take all actions necessary, including by requesting the resignation of one or more of Parent’s existing directors, so that immediately following the Effective Time, the Post-Closing Parent Directors shall comprise the Board of Directors of Parent. Such individuals will serve as directors on the Board of Directors of Parent until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed. The parties shall take all actions necessary so that immediately after the Effective Time Neal Schore (or his replacement pursuant to the terms of Section 2.7) shall be the Chairman of the Board of Directors of Parent.

(b) The parties shall take all actions necessary so that immediately after the Effective Time, the officers of Parent shall be the individuals identified in writing by the Company at least three (3) prior to the Closing Date to serve until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
Section 2.7 Alternative Directors. Notwithstanding anything to the contrary in this Agreement, should Neal Schore or any of the other Post-Closing Parent Directors be unwilling or unable to serve in the capacities provided for in Section 2.6, then Parent (in the case of individuals to be appointed by holders of Class A Common Stock) or the Company (in the case of individuals to be appointed by holders of Class B Common Stock) shall designate a qualified replacement.
Section 2.8 Effect on Capital Stock.
(a) At the Effective Time, subject to the provisions of this Article II, each share of common stock, par value $0.001 per share, of the Company (the “Company Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive 6.90453 (the “Exchange Ratio”) fully paid and non-assessable shares of Class B Stock, subject to adjustment in accordance with Section 2.8(c) and Section 2.10 (the “Merger Consideration”).
(b) From and after the Effective Time, none of the Company Stock converted into the Merger Consideration pursuant to this Article II shall remain outstanding, all such Company Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Company Stock or shares of Company Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.8 and (ii) any dividends and other distributions in accordance with Section 2.12(f).
(c) If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Securities of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, issuance, exchange, repurchase or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any other similarly dependent items shall be appropriately adjusted to provide the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.8(c) shall be construed to require or permit either Parent or the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(d) At the Effective Time, all shares of Company Stock that are owned by Parent or the Company or any of their respective wholly owned Subsidiaries (“Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no Securities of Parent, cash or other consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each issued and outstanding membership interest of Merger Sub shall remain issued and outstanding from and after the Effective Time as a membership interest of the Surviving Entity.
Section 2.9 Payment of Indebtedness. On the Closing Date, after the Effective Time, Parent and the Surviving Entity will repay, or cause Parent’s other Subsidiaries to repay, each item of Borrowed Money Indebtedness set forth on Schedule 2.9. In order to facilitate such repayment, prior to the Closing Date, Parent and the Company shall, and shall cause their respective Retained Subsidiaries to, as applicable, obtain customary payoff letters from the lenders of such Borrowed Money Indebtedness, which payoff letters shall indicate that the lenders of such Borrowed Money Indebtedness have agreed to release all Encumbrances held by them in respect of such Borrowed Money Indebtedness relating to the applicable Assets upon receipt of the amounts indicated in such payoff letters.
Section 2.10 Delivery of Series A Preferred Stock; Adjustment. At the Closing, Parent shall deliver to holders of Company Stock certificates evidencing a number of shares of Series A Preferred Stock equal to the Series A Preferred Share Number (the “Series A Preferred Certificates”); provided that if the Net Debt Adjustment Amount is a negative number, the Exchange Ratio shall be adjusted to reduce the number of shares of Class B Common Stock issued to the stockholders of the Company by a number of shares equal to (a) the absolute value of such negative amount, divided by (b) the greater of (i) the average reported trading price of the Parent Stock on the Nasdaq Stock Market over the 60 consecutive trading days immediately preceding Closing Date and (ii) $5.50. On the Business Day immediately preceding the Closing Date, Parent and the Company shall deliver to each other a reasonably detailed calculation of their respective amount of Net Indebtedness.
Section 2.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into, or represent the right to receive the Merger Consideration. Such holders of Dissenting Shares shall instead be entitled to payment of the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL; provided that neither Parent nor the Company shall, without the consent of the other, be permitted to take any action in connection therewith that would require the Company to incur material costs or to pay any amount prior to the Closing or to take or refrain from taking any action that would reasonably be expected to be adverse to the Company if the Closing does not occur. The Company shall not, prior to the Effective Time, except with the prior written consent of Parent, voluntarily (x) make any payment with respect to any demands for appraisal or any offer to settle such demands or (y) settle such demands.

Section 2.12 Exchange of Shares.
(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Stock as of the Effective Time, whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.8, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), which letter of transmittal shall provide instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration (including representations and warranties regarding title and ownership). Promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent the number of shares of Class B Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) payable upon due surrender of the Certificates pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.12(f). All cash and book-entry shares representing Class B Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.8 and Section 2.16 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and shall be paid to Parent. No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.
(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor, pursuant to Section 2.8 and this Article II, (i) one or more shares of Class B Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Class B Stock that such holder has the right to receive and (ii) a check in the amount, if any, that such holder has the right to receive as dividends and other distributions payable pursuant to Section 2.12(f) (less any required Tax withholding). The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. Notwithstanding anything in this Section 2.12 to the contrary, shares of Company Stock that are in non-certificated book-entry form immediately prior to the Effective Time will be exchanged automatically and treated as if Certificates were surrendered for all purposes hereunder, unless mutually agreed upon by the Company and Parent.
(c) If any portion of the Merger Consideration is to be registered in the name of or paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except to receive the consideration provided for, and in accordance with the procedures set forth, in this Article II, and except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its shares of Company Stock for the Merger Consideration in accordance with this Section 2.12 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Stock. Notwithstanding the foregoing, none of Parent, the Surviving Entity, or any other Subsidiary of Parent shall be liable to any holder of shares of Company Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws.
(f) No dividends or other distributions with respect to shares of Class B Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.12. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Class B Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Class B Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Class B Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Class B Stock, all shares of Class B Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.13 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate as contemplated by this Article II.
Section 2.14 Withholding Rights. Each of Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Stock in respect of which such deduction and withholding was made.
Section 2.15 Further Assurances. After the Effective Time, the officers and the Board of Directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.
Section 2.16 No Fractional Shares. No fraction of a share of Class B Stock will be issued by virtue of the Merger, and each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Class B Stock (after aggregating all fractional shares of Class B Stock which such holder would otherwise receive) shall, upon compliance with Section 2.12 hereof, receive from Parent, in lieu of such fractional share, a whole share of Class B Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
Except as (i) set forth in, in the case of the Company, the disclosure letter delivered by the Company to Parent and Merger Sub simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) or, in the case of Parent and Merger Sub, the disclosure letter delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter,” and each of the Company Disclosure Letter and the Parent Disclosure Letter, a “Disclosure Letter”), (ii) in the case of Parent, disclosed in the Parent SEC Reports publicly filed with the SEC at least two Business Days prior to the execution of this Agreement (excluding any disclosures set forth in any risk factor section in any Parent SEC Report, forward-looking statements contained in any Parent SEC Report or any exhibit to any Parent SEC Report (except, in the case of an exhibit to any Parent SEC Report, to the extent explicitly referred to in this Agreement for a particular purpose)), or (iii) in the case of the Company, disclosed in the Most Recent Company Audit (excluding any disclosures set forth in any risk factor section in the Most Recent Company Audit or forward-looking statements contained in the Most Recent Company Audit), the Company hereby represents and warrants to Parent, and each of Parent and, solely with respect to Sections 3.1(a), 3.1(d), 3.2(d), 3.3 and 3.4, Merger Sub hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Retained Subsidiaries (and not (x) in the case of the Company, as to Parent or Parent’s Subsidiaries or (y) in the case of Parent or Merger Sub, as to the Company or the Company’s Subsidiaries), as follows:
Section 3.1 Organization and Qualification.
(a) It is a corporation or, in the case of Merger Sub, a limited liability company, and has been duly incorporated or formed, as applicable, is validly existing and is in good standing under the laws of the State of Delaware, with the requisite corporate or, in the case of Merger Sub, limited liability company power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as currently conducted (and Parent additionally represents and warrants to the Company that the foregoing statements in this sentence regarding Merger Sub are true and correct). Each of its Retained Subsidiaries has been duly organized or incorporated, is validly existing and is in good standing under the laws of such Retained Subsidiary’s jurisdiction of formation set forth in Section 3.2(c) of its Disclosure Letter, with the requisite corporate, partnership, limited liability company or similar power and authority to own, operate or lease the properties that it owns, operates or leases and to carry on its business as currently conducted. It and each of its Retained Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction where such licensing or qualification is necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
(b) In the case of the Company, true and correct copies of the organizational documents of it and its Retained Subsidiaries have been Delivered to Parent.
(c) In the case of Parent, (i) the copies of its organizational documents incorporated by reference in its Form 10-K for the year ended December 31, 2010 are true and correct, and (ii) true and correct copies of the organizational documents of its Retained Subsidiaries have been Delivered to the Company.
(d) In the case of Parent and Merger Sub, (I) true and correct copies of the organizational documents of Merger Sub have been Delivered to the Company; (II) Merger Sub is a wholly owned subsidiary of Parent that was formed by Parent solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement; and (III) as of the date of this Agreement and the Effective Time, Merger Sub (i) has engaged in no other business activities, (ii) has conducted its operations only as contemplated by this Agreement, and (iii) has no liabilities and is not a party to any agreement other than this Agreement.

Section 3.2 Capitalization; Ownership of Common Stock.
(a) Its authorized capital stock and its outstanding shares of capital stock as of the date of this Agreement are described in Section 3.2(a) of its Disclosure Letter. All outstanding shares of its Stock (i) have been duly authorized and validly issued, (ii) were not issued in violation of, and are not subject to, any preemptive or subscription rights, rights of first refusal or similar rights, and (iii) have been offered and sold pursuant to a valid exemption from registration under the Securities Act, and other applicable securities laws, and are otherwise in material compliance with such securities laws and the rules and regulations thereunder. In addition, Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of the names and addresses of all holders of record of the shares of Company Stock.
(b) Except as set forth in Section 3.2(b) of its Disclosure Letter, there are no options, warrants, puts, calls, “phantom” stock rights, convertible or exchangeable securities or other rights, agreements, arrangements or commitments relating to its Stock, or any other interest in it, or obligating it to issue, sell, purchase, redeem or otherwise acquire any of its Stock, or any other interest in it, or which give any other Person the right to receive any benefits or rights similar to any rights enjoyed by any holder of its Stock (in the capacity as a holder of its Stock) or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in it. Section 3.2(b) of its Disclosure Letter sets forth a true and complete list as of the date hereof of all record holders of options or warrants to purchase its Stock, restricted shares of its Stock, restricted stock units or stock appreciation rights convertible into its Stock and all other phantom stock rights (with respect to Parent, a “Parent Equity Right,” with respect to the Company, a “Company Equity Right,” and each, an “Equity Right”), including for each Equity Right (i) the number of shares of its Stock subject to each Equity Right, (ii) the exercise or vesting schedule, as applicable, (iii) if applicable, the exercise price per share, (iv) the date of grant, (v) the expiration date, (vi) the Equity Rights that have been exercised, if applicable, or that have expired or been terminated, and (vii) if the Equity Right is a stock option, whether the stock option is an incentive stock option (as defined in Section 422 of the Code) or a nonqualified stock option. Except as set forth in Section 3.2(b) of its Disclosure Letter, there are no commitments or agreements of any character to which it is bound obligating it to accelerate the vesting or exercisability of any Equity Right as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Each grant of an Equity Right was validly issued and properly approved by its Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with applicable Law and recorded on its Financial Statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. No Equity Right that is a stock option has an exercise price that has been or may be less than the fair market value of its Stock as of the date such stock option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Code Section 409A. In the case of the Company, (x) there are no shares of restricted Company Stock with respect to which a timely election under Code Section 83(b) has not been properly filed, (y) the Company has Delivered to Parent prior to the date hereof copies of all Code Section 83(b) elections for all restricted Company Stock awards, and (z) the Company has Delivered to Parent, prior to the date hereof, true and correct copies of all Code Section 409A valuation reports with respect to the valuation of the fair market value of Company Stock since January 1, 2005 for purposes of determining the exercise price of stock options.

(c) Section 3.2(c) of its Disclosure Letter sets forth, with respect to each of its Retained Subsidiaries, such Retained Subsidiary’s name, type of entity, the jurisdiction of its organization or formation and its authorized and outstanding capital stock or other equity interests as of the date hereof. Except as set forth in Section 3.2(c) of its Disclosure Letter, it does not own, directly or indirectly, any other stock or any other equity interests, nor does it have any obligation to make any investment, in any corporation, partnership or other Person. All of the issued and outstanding capital stock or other equity interests of each of its Retained Subsidiaries (i) has been duly authorized and validly issued, (ii) was not issued in violation of any preemptive or subscription rights, rights of first refusal or similar rights, and (iii) has been offered and sold pursuant to a valid exemption from registration under the Securities Act and other applicable securities laws, and are otherwise in material compliance with such securities laws and the rules and regulations thereunder. Except as set forth in Section 3.2(c) of its Disclosure Letter, there are no options, warrants, puts, calls, “phantom” stock rights, convertible or exchangeable securities or other rights, agreements, arrangements or commitments relating to the capital stock or other equity interests of any of its Retained Subsidiaries or obligating either it or any of its Retained Subsidiaries to issue, sell, purchase, redeem or otherwise acquire any common stock of any of its Retained Subsidiaries, or any other interest in any of its Retained Subsidiaries, or which give any other Person the right to receive any benefits or rights similar to any rights enjoyed by it or another of its Retained Subsidiaries (in the capacity of a holder of common stock or other equity interests of any of its Retained Subsidiaries) or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its Retained Subsidiaries. The common stock or other equity interests of each of its Retained Subsidiaries set forth in Section 3.2(c) of its Disclosure Letter constitutes all the issued and outstanding shares of common stock or other equity interests of its Retained Subsidiaries as of the date hereof and are owned of record and beneficially by it or one of its Retained Subsidiaries, as applicable, free and clear of all Encumbrances except as set forth in Section 3.2(c) of its Disclosure Letter. Except as set forth in Section 3.2(c) of its Disclosure Letter, none of its Retained Subsidiaries owns stock or any other equity interests, or has any obligation to make any investment, in any corporation, partnership or other Person (other than another of its Retained Subsidiaries).
(d) Parent and Merger Sub represent and warrant to the Company that Parent owns all outstanding membership interests and any other debt or equity securities of Merger Sub and no Person has any right to acquire any such membership interests or debt or equity securities.

Section 3.3 Authorization; Binding Agreement.
(a) It has the requisite corporate or, in the case of Merger Sub, limited liability company power and authority to execute and deliver this Agreement and each other document or instrument executed or to be executed by it in connection herewith, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by it of this Agreement and each other document or instrument executed or to be executed by it in connection herewith, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate or, in the case of Merger Sub, limited liability company, action, and no other proceedings on the part of it or the holders of its Stock or, in the case of Merger Sub, its membership interests, are necessary to authorize this Agreement or to consummate the Reclassification and the Merger and the other transactions contemplated hereby. This Agreement has been, and each other document or instrument to be executed by it in connection herewith will be, duly executed and delivered by it, and, when duly executed and delivered by the other parties hereto or thereto, constitutes, or will constitute, a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Parent additionally represents and warrants to the Company that the foregoing statements in this Section 3.3(a) regarding Merger Sub are true and correct.
(b) In the case of Parent, (i) it is not in violation of any provision of its certificate of incorporation (the “Parent Charter”) or its bylaws (the “Parent Bylaws”), (ii) its Retained Subsidiaries are not in violation of any provision of their respective certificates of incorporation and bylaws (or similar organizational documents), and (iii) the affirmative vote of at least a majority of all outstanding shares of Parent Stock entitled to cast a vote, to approve the Reclassification and the issuance of shares of Class B Stock and Series A Preferred Stock (the “Parent Stock Issuance”) in the Merger, are the only votes of the holders of any class or series of Securities of Parent necessary to consummate the transactions contemplated hereby to which Parent or any of its Retained Subsidiaries is a party.
(c) In the case of Merger Sub, (i) it is not in violation of any provision of its certificate of formation or its operating agreement, (ii) this Agreement has been duly adopted by Parent, as the sole member of Merger Sub, in accordance with the DGCL and Merger Sub’s organizational documents, and (iii) no other vote of the holders of any class or series of Securities of Merger Sub is necessary to consummate the transactions contemplated hereby to which Merger Sub is a party.
(d) In the case of the Company, (i) it is not in violation of any provision of its certificate of incorporation (the “Company Charter”) or its bylaws (the “Company Bylaws”), (ii) its Retained Subsidiaries are not in violation of any provision of their respective certificates of incorporation and bylaws (or similar organizational documents), (iii) this Agreement has been duly adopted by the holders of Company Stock in accordance with the DGCL and its organizational documents, and (iv) no other vote of the holders of any class or series of Securities of the Company is necessary to consummate the transactions contemplated hereby to which the Company or any of its Retained Subsidiaries is a party, except as has already been obtained.

Section 3.4 No Conflict. The execution, delivery and performance by it of this Agreement and each other document or instrument executed or to be executed by it in connection herewith, and the consummation of the Merger and the other transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of the organizational documents of it or any of its Retained Subsidiaries, or (b) assuming the making and obtaining of all Filings and Consents set forth in Section 3.4 of its Disclosure Letter, and except as may result from any facts or circumstances relating solely to (x) (in the case of Parent or Merger Sub) the Company, any of its Affiliates or any of the Company Principal Stockholders or (y) (in the case of the Company) Parent, Merger Sub, any of their respective Affiliates or any of the Parent Principal Stockholders, (i) conflict with or violate any Law or Governmental Order applicable to it, any of its Retained Subsidiaries or any of its Assets, or (ii) except as, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the triggering of any payments or the creation of an Encumbrance on any Asset of it or any of its Retained Subsidiaries pursuant to, any of the terms, conditions or provisions of any of its Material Contracts, any material Permit of it or any of its Retained Subsidiaries or any material Permit pursuant to which any of its Assets are bound or subject. Except as set forth in Section 3.4 of its Disclosure Letter, its Charter and Bylaws are the its only organizational documents, and there are no other Contracts defining or governing the rights of the holders of its Stock or, in the case of Merger Sub, its membership interests, or any of its other equity holders in their capacities as such, and there are no Contracts between or among the holders of its Stock or, in the case of Merger Sub, its membership interests, defining or governing the rights of its Stock or membership interests, as applicable. Parent represents and warrants to the Company that (x) the Board of Directors of Parent has taken all actions required to be taken by it so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to this Agreement or to the transactions contemplated hereby, and (y) to the Knowledge of Parent, no other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement or the transactions contemplated hereby. Parent additionally represents and warrants to the Company that the foregoing statements in this Section 3.4 regarding Merger Sub are true and correct.
Section 3.5 Consents and Approvals. Except (i) in accordance with the HSR Act, in connection with the FCC Consent or as set forth in Section 3.5 of its Disclosure Letter, (ii) in the case of Parent, the filing with the SEC of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Information Statement, and the obtaining from the SEC of such orders, approvals and clearances as may be required in connection therewith, (iii) in the case of Parent, compliance with any applicable requirements of the NASDAQ Global Market and (iv) in the case of Parent, such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various jurisdictions in connection with the issuance of shares of Class B Stock and Series A Preferred Stock in the Merger, the execution, delivery and performance of this Agreement and each other document or instrument executed or to be executed by it in connection herewith does not and will not require any consent, approval, waiver, license, certification, Permit or authorization (each, a “Consent”) of any third party or any Consent or order of, action by, filing with or notification to (each, a “Filing”) any Governmental Authority, except where failure to obtain such Consent or to make such Filing, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.6 Financial Information.
(a) In the case of the Company:
(i) Section 3.6 of the Company Disclosure Letter sets forth true and complete copies of (x) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of income and cash flows of the Company and its consolidated Subsidiaries for the fiscal years then ended and the notes to each of the foregoing (collectively, the “Company Audited Financial Statements”) and (y) (A) the audited consolidated balance sheet of Excelsior Radio Networks, LLC and its consolidated Subsidiaries as of December 31, 2008 and the related audited consolidated statements of income and cash flows of Excelsior Radio Networks, LLC and its consolidated Subsidiaries for the fiscal year then ended and the notes to each of the foregoing and (B) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2011, and the related unaudited consolidated statements of income and cash flows for the fiscal year or three-month period, respectively, then ended (the “Company Interim Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”).
(ii) The Company Financial Statements (A) were prepared in all material respects in accordance with the books of account and other financial records of the Company and its consolidated Subsidiaries, (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may be indicated in the notes thereto or in Section 3.6(a)(ii) of the Company Disclosure Letter, (C) except as set forth in Section 3.6(a)(ii) of the Company Disclosure Letter, do not include any non-recurring or extraordinary revenue or other income items, and (D) present fairly in all material respects (subject, in the case of the Company Interim Financial Statements, to normal year-end adjustments and the absence of complete footnotes) the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries as of the respective dates thereof or for the periods covered thereby.

(b) In the case of Parent:
(i) Parent and its Subsidiaries have timely filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by it and its Subsidiaries with or to the SEC since January 1, 2009 (together with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC subsequent to the date hereof, the “Parent SEC Reports”). As of its filing or furnishing date, (A) each Parent SEC Report filed or furnished on or prior to the date hereof complied, and each Parent SEC Report filed or furnished subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) each Parent SEC Report filed or furnished on or prior to the date hereof did not, and each Parent SEC Report filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.6(b)(i) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Parent SEC Reports.
(ii) Each Parent SEC Report that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.
(iii) The audited consolidated financial statements (the “Parent Audited Financial Statements”) and unaudited interim consolidated financial statements (the “Parent Interim Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (v) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (w) were prepared in all material respects in accordance with the books of account and other financial records of Parent and its consolidated Subsidiaries, (x) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may be indicated in the notes thereto or in Section 3.6(b)(iii) of the Parent Disclosure Letter and except with respect to unaudited statements as permitted by Form 10-Q of the SEC, (y) except as set forth in Section 3.6(b)(iii) of the Parent Disclosure Letter and except as disclosed in the Management Discussion and Analysis sections included as part of Parent Financial Statements filed with the SEC, do not include any non-recurring or extraordinary revenue or other income items, and (z) present fairly in all material respects (subject, in the case of the Parent Interim Financial Statements, to normal year-end adjustments and the absence of complete footnotes) the consolidated financial position and results of operations of Parent and its consolidated Subsidiaries as of the respective dates thereof or for the periods covered thereby. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since January 1, 2009, was accompanied by the certificates required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

(iv) Since Parent’s listing on the NASDAQ Global Market, subject to any applicable grace periods, Parent and each of its officers and directors have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market. Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2009, Parent has not received any written notification of any significant deficiency or material weakness in Parent’s internal controls and procedures that has not been appropriately or adequately remedied by Parent, and, to the Knowledge of Parent, there is no outstanding significant deficiency or material weakness that has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(c) Neither it nor any of its Retained Subsidiaries has any liability or obligation of the type required to be set forth on a consolidated balance sheet of it and its Retained Subsidiaries prepared in accordance with GAAP, except (i) as (and to the extent) accrued for or disclosed in the most recent consolidated balance sheet included in its Interim Financial Statements, (ii) liabilities set forth in Section 3.6(c) of its Disclosure Letter or (iii) liabilities incurred since the date of its most recent Interim Financial Statements in the ordinary course of business consistent with past practice which would not have, individually or in the aggregate, a Material Adverse Effect.
(d) All accounts receivable, notes receivable and other receivables reflected in its Financial Statements have arisen out of bona fide sales and deliveries of goods, performance of services and other transactions in the ordinary course of business in conformity in all material respects with the applicable purchase orders, agreements and specifications and are valid, bona fide claims against debtors for sales or other charges, and are presented in accordance with GAAP.
(e) It maintains internal accounting controls designed to provide reasonable assurances that (i) transactions by it are executed in accordance with management’s general or specific authorization and (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for its Assets. To its Knowledge, there have been no instances of fraud relating to it that have occurred involving any of its employees.

Section 3.7 Information Statement.
(a) In the case of Parent, the Information Statement and any amendments or supplements thereto (i) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) will not, on the date the Information Statement or any amendment or supplement thereto is first mailed to the holders of Parent Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) In the case of the Company, none of the information supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement or any amendment or supplement thereto will, on the date the Information Statement or any amendment or supplement thereto is first mailed to the holders of Parent Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) Notwithstanding the foregoing provisions of this Section 3.7, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Information Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.
Section 3.8 Litigation.
(a) Except as set forth in Section 3.8(a)(i) of its Disclosure Letter and except with respect to matters contemplated by Section 5.19 hereof, there is no material Action pending or, to its Knowledge, threatened against it or any of its Retained Subsidiaries. Except as set forth in Section 3.8(a)(ii) of its Disclosure Letter, there is no Action pending or, to its Knowledge, threatened by it or any of its Retained Subsidiaries against any other Person. The Actions set forth in Section 3.8(a)(i) and Section 3.8(a)(ii) of its Disclosure Letter have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(b) Except as set forth in Section 3.8(b) of its Disclosure Letter, since January 1, 2009, neither it nor any of its Retained Subsidiaries has settled or otherwise terminated any material Actions to which it was a party.
(c) Except as set forth in Section 3.8(c) of its Disclosure Letter there are no outstanding orders, writs, judgments, decrees, injunctions or settlements that materially restrict it or any of its Retained Subsidiaries from conducting their business.

Section 3.9 Compliance with Laws.
(a) Except as set forth in Section 3.9(a) of its Disclosure Letter, since January 1, 2008, it and each of its Retained Subsidiaries have conducted their respective businesses in material compliance with all Laws and Governmental Orders applicable to it or any of its Retained Subsidiaries, and neither it nor any of its Retained Subsidiaries is in violation in any material respect of any such Laws or Governmental Orders.
(b) It and its Retained Subsidiaries are in possession of all material Permits required for it and its Retained Subsidiaries, as the case may be, to own, lease and operate its Assets or to carry on their respective businesses in all material respects as currently conducted. To its Knowledge, all such material Permits are in full force and effect.
Section 3.10 Environmental Matters. Except as set forth in Section 3.10 of its Disclosure Letter, (a) it and each of its Retained Subsidiaries is in material compliance with all applicable Environmental Laws and has obtained, and is in material compliance with, all material Environmental Permits, and any past material noncompliance with Environmental Laws or material Environmental Permits has been resolved without any pending, ongoing or future material costs or material Liabilities of it or any of its Retained Subsidiaries, (b) there are no Environmental Claims, including notices of causes of action or investigations relating to or arising under any Environmental Law pending, or to its Knowledge, threatened, against it or any of its Retained Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Retained Subsidiaries has retained or assumed either contractually or by operation of law, and, to its Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Material, that could reasonably be expected to form the basis of any material Environmental Claim against it or against any person or entity whose liability for any Environmental Claim it has retained or assumed either contractually or by operation of law, or otherwise result in any material costs or Liabilities for it or any of its Retained Subsidiaries under Environmental Law, (c) there has been no release of any Hazardous Materials at any real property owned, leased, operated or acquired or formerly owned, leased, operated or occupied by it or any of its Retained Subsidiaries during the period of its or any of its Retained Subsidiaries’ ownership, lease, operation or occupation thereof that could result in any material costs or Liabilities for it or any of its Retained Subsidiaries under Environmental Law, (d) neither it nor any of its Retained Subsidiaries is conducting or funding any investigation, cleanup, mitigation, restoration or reparation, or remedial or corrective action, or has agreed to assume the material Liability of any other Person for any investigation, cleanup, remediation, mitigation, restoration or reparation, or remedial or corrective action, with respect to any material release of Hazardous Materials, whether voluntarily or as required by Environmental Law, Governmental Authority or otherwise, that could result in any material Liabilities of it or any of its Retained Subsidiaries, and (e) it has Delivered to the other party true, correct and complete copies of all environmental investigations, studies, audits, tests, reports, reviews or other material environmental documentation that are in the possession or under the reasonable control of it or any of its Retained Subsidiaries in relation to any premises presently or formerly owned, used, leased or occupied by it or any of its Retained Subsidiaries.

Section 3.11 Intellectual Property. Section 3.11 of its Disclosure Letter sets forth a complete and correct list of all registered or applied for Intellectual Property owned by it. It and its Retained Subsidiaries own or have valid rights to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all Intellectual Property used in, held for use in, necessary for the operation and conduct of, or otherwise material to, the businesses of it and its Retained Subsidiaries as now conducted. To its Knowledge, there are no outstanding adverse Governmental Orders to which it or its Retained Subsidiaries is subject with respect to any material Owned Intellectual Property. Since January 1, 2008, neither it nor any of its Retained Subsidiaries has received any written communication alleging that it has infringed or, by conducting its Radio Network Business as proposed, would infringe the Intellectual Property rights of any Person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will infringe the Intellectual Property rights of any Person, impair the right of it or any of its Retained Subsidiaries to own or use any of its Owned Intellectual Property or material Licensed Intellectual Property, or, except as set forth in Section 3.11 of its Disclosure Schedule, require the Consent of any other Person in respect thereof. To its Knowledge, the conduct of its and its Retained Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or otherwise conflict with the Intellectual Property rights of any Person. To its Knowledge, since January 1, 2008, except as set forth in Section 3.11 of the Disclosure Letter, there has been no material unauthorized use, infringement or misappropriation of its Owned Intellectual Property or Licensed Intellectual Property by any Person (including its and its Retained Subsidiaries’ employees, former employees and contract workers). To its Knowledge, (i) all of its Owned Intellectual Property is valid and subsisting, and (ii) there is no claim or demand of any Person asserted in any proceeding that is pending or threatened against it or its Retained Subsidiaries that challenges, the rights of it or its Retained Subsidiaries in respect of any of its Owned Intellectual Property or Licensed Intellectual Property. It and its Retained Subsidiaries, in the ordinary course of business, obtain proper and effective assignments or licenses or grants of authority to use, in each case in favor of it and its Retained Subsidiaries, of any Intellectual Property material to its and its Retained Subsidiaries’ Radio Network Businesses that employees or consultants employed or engaged by or on behalf of it and its Retained Subsidiaries, as applicable, have created or developed as part of such employment or engagement. Immediately subsequent to the Closing, the material Owned Intellectual Property will be owned, and, subject to the receipt of all applicable third party Consents set forth on Section 3.11 of its Disclosure Schedule, the material Licensed Intellectual Property will be available for use by Parent or the Surviving Entity or their Subsidiaries on terms and conditions substantially similar to those under which Parent or its Retained Subsidiaries or the Company or its Retained Subsidiaries, as applicable, owned or used such Intellectual Property immediately prior to the Closing. It and its Retained Subsidiaries use personal information collected from users of websites owned and/or operated by it and its Retained Subsidiaries in accordance with privacy policies published to users of such websites and applicable privacy Law.
Section 3.12 Real Property.
(a) It does not own any Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof.

(b) (i) Section 3.12(b)(i) of its Disclosure Letter contains a true, current and complete list of its Leased Real Property; (ii) it or one of its Retained Subsidiaries has, and at Closing will have, good and valid leasehold interests in each of its Leased Real Properties, and such leasehold interests are free and clear of all Encumbrances, except Permitted Encumbrances; and (iii) except as set forth in Section 3.12(b)(iii) of its Disclosure Letter, (A) it has Delivered to the other party true and complete copies of the Contracts relating to each Leased Real Property (collectively, the “Leases”) and (B) there has not been any sublease or assignment entered into by it or any of its Retained Subsidiaries in respect of any of the Leases.
(c) (i) Except as set forth in Section 3.12(c)(i) of its Disclosure Letter, neither it nor any of its Retained Subsidiaries has leased, subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of its Real Property and, other than it and/or one of its Retained Subsidiaries, there are no parties in possession of any portion of its Real Property, whether as lessees, tenants at will, trespassers or otherwise and (ii) neither it nor any of its Retained Subsidiaries has received notice of any pending condemnation or similar proceeding affecting any portion of its Real Property and, to its Knowledge, no such action is presently contemplated or threatened.
(d) All Leases are valid and in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Retained Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice or lapse of time or both, would constitute a default under the provisions of, any Lease, except in each case for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.13 Employee Benefit Matters.
(a) Section 3.13(a) of its Disclosure Letter contains a true and complete list of (i) any “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“ERISA Plans”) and (ii) any stock option, stock purchase, restricted stock, equity based, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, material bonus or incentive, or other material benefit or compensation plans, programs or arrangements and all employment, termination, severance or other contracts or agreements that are not otherwise Material Contracts (except in the case of multiple employment agreements that follow substantially the same form, only such form of employment agreement) to which it or any of its Retained Subsidiaries is a party, or with respect to which it or any of its Retained Subsidiaries has any obligation to or which are maintained, contributed to or sponsored by it or any of its Retained Subsidiaries for the benefit of, any current or former employee, officer or director of it or any of its Retained Subsidiaries, (collectively, with its ERISA Plans, its “Benefit Plans”). Neither it nor any of its Retained Subsidiaries has, or since January 1, 2008 has had, any obligation (A) to create, incur Liability with respect to or cause to exist any other Benefit Plan not listed in Section 3.13(a) of its Disclosure Letter or (B) to modify, change or terminate any of its Benefit Plans, other than with respect to a modification, change or termination required by applicable Law or as would not result in material liability to it or its Retained Subsidiaries.

(b) Each of its Benefit Plans (other than multiemployer plans or plans sponsored or maintained by a professional employer organization) has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including the Code and ERISA. Each of it and its Retained Subsidiaries has performed all material obligations required to be performed by it under, is not in any material respect in default under, or in material violation of, any of its Benefit Plans, any applicable Laws, ERISA, or the provisions of the Code applicable to such Benefit Plans. No Action is pending or, to its Knowledge, threatened with respect to any of its Benefit Plans (other than claims for benefits in the ordinary course). No lien has been imposed under Section 430(k) of the Code or Section 303(k) of ERISA on the assets of it or any of its Retained Subsidiaries, and no event or circumstance has occurred that could reasonably be expected to result in the imposition of any such lien on any such assets.
(c) Each of its ERISA Plans (including, to its Knowledge, any multiemployer plan) that is intended to be qualified under Section 401(a) of the Code and each trust established in connection with any of its ERISA Plans which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS or is in the form of a prototype document that is the subject of a favorable opinion letter from the IRS, and, to its Knowledge, no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to affect the qualified status of any such ERISA Plan or the exempt status of any related trust. None of it or, any of its Retained Subsidiaries, any of its ERISA Plans, any trust created thereunder, or, to its Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action that could subject it or any of its Retained Subsidiaries to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.
(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any employees of it or any of its Retained Subsidiaries to severance pay or any increase in severance pay upon consummation of the transactions contemplated hereby or upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans, or (iii) limit or restrict the right of it or any of its Retained Subsidiaries to merge, amend or terminate any of its Benefit Plans. None of its Benefit Plans in effect immediately prior to the Closing Date would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(e) Neither it nor, any of its Retained Subsidiaries maintains, sponsors, participates in or contributes to any ERISA Plan that is subject to Title IV of ERISA or Section 412 of the Code, nor do they have any Liability with respect thereto or under Title IV of ERISA (including on account of any of their ERISA Affiliates).

(f) None of its Benefit Plans provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of it, its Retained Subsidiaries or any of its ERISA Affiliates after retirement or other termination of service (other than (i) coverage mandated by applicable Laws or (ii) death benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA).
(g) Since January 1, 2005, each of its ERISA Plans that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (i) has been operated in good faith compliance with Section 409A of the Code and the regulations thereunder and (ii) is in documentary compliance with Section 409A of the Code, in each case, taking into account any applicable transition rules, good faith compliance standards, and extensions of the deadline for compliance.
Section 3.14 Taxes.
(a) All Tax Returns required to have been filed by or with respect to it or any of its Retained Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are true, correct and complete in all material respects.
(b) Except as set forth in Section 3.14(b) of its Disclosure Letter, all material Taxes required to have been paid by or with respect to it or any of its Retained Subsidiaries have been paid.
(c) Except as set forth in Section 3.14(c) of its Disclosure Letter, no deficiency for any amount of Tax has been asserted or assessed against it or any of its Retained Subsidiaries that has not been satisfied by payment, settled or withdrawn.
(d) There are no Tax liens on any assets of it or any of its Retained Subsidiaries (other than Permitted Encumbrances).
(e) Except as set forth in Section 3.14(e) of its Disclosure Letter, no examination of any Tax Return (or lack thereof) of it or any of its Retained Subsidiaries is currently in progress. No adjustment relating to any Tax Return has been proposed formally or informally in writing by any Governmental Authority and, to its Knowledge, no basis exists for any such adjustment. No claim has ever been made by any Governmental Authority in a jurisdiction where it or any of its Retained Subsidiaries does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. Neither it nor any of its Retained Subsidiaries has received any notice of any pending or threatened assessment of Taxes, or any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of it or any of its Retained Subsidiaries.
(f) Except as set forth in Section 3.14(f) of its Disclosure Letter, neither it nor any of its Retained Subsidiaries has waived any statute of limitations with respect to Taxes.
(g) Except with respect to the Parent Excluded Entities and the Company Excluded Entities, as applicable, neither it nor any of its Retained Subsidiaries is liable for the Taxes of any other Person as a transferee, successor or otherwise, or by reason of having joined in a consolidated, combined or similar Tax return.

(h) Neither it nor any of its Retained Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transactions,” “confidential transactions” or “transactions with contractual protections” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or similar provisions of state, local or foreign law).
(i) Neither it nor any of its Retained Subsidiaries has received approval to make or agreed to a change in any accounting method for Tax purposes or has any written application pending with any Governmental Authority requesting permission for any such change. Except as set forth in Section 3.14(i) of its Disclosure Letter, it and each of its Retained Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law entered into prior to the Closing) or (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date.
(j) All Taxes which it and any of its Retained Subsidiaries are required by law to withhold or collect for payment have been duly withheld and collected, and have been timely paid to the appropriate Governmental Authority.
(k) Neither it nor any of its Retained Subsidiaries is bound by any contractual obligation requiring the indemnification or reimbursement of any Person with respect to the payment of any Tax. It has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. All related party transactions conducted by it or any of its Retained Subsidiaries have been on an arm’s length basis in accordance with Section 482 of the Code.
(l) As of the date of this Agreement, neither it nor any of its Retained Subsidiaries is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 3.15 Labor Matters.
(a) Except as set forth in Section 3.15(a) of its Disclosure Letter, since January 1, 2008, (i) each of it and its Retained Subsidiaries has been and is in material compliance with all applicable Laws regarding employment and employment practices including all applicable Laws with respect to terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, equal employment opportunity, affirmative action, plant closures and layoffs, workers’ compensation, collective bargaining, labor relations, disability rights or benefits, employee leave issues, worker classification, and unemployment insurance, (ii) neither it nor any of its Retained Subsidiaries has received written or, to its Knowledge, other notice that any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws intended to or intends to conduct an investigation with respect to or relating to them, or notice that such investigation is in progress, (iii) there has not been and there is no employment-related Action pending or, to its Knowledge, threatened against it or any of its Retained Subsidiaries before any Governmental Authority, (iv) neither it nor any of its Retained Subsidiaries has been or is a party to, or otherwise bound by, any material order, writ, judgment, injunction, decree, stipulation, ruling, determination or material award relating to employees or employment practices entered by or with any Governmental Authority, and (v) neither it nor any of its Retained Subsidiaries has been or is delinquent in any material payments, nor has there been a pattern of delinquency in payments, to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(b) For each employee of it and its Retained Subsidiaries, a true and accurate list of the employee’s position, total 2010 and 2011 year-to-date compensation (including base salary, bonus, commissions, and other compensation), and salaried/hourly status and its or its Retained Subsidiaries’ classification of such employees as exempt or non-exempt, as of the date hereof, has been provided to the other party’s highest-ranking human resource executive on a confidential basis.
(c) Section 3.15(c) of its Disclosure Letter sets forth a true and accurate list of all persons currently performing or engaged to perform consulting services for it and its Retained Subsidiaries and who are expected to receive more than $5,000 in compensation per calendar year or who are otherwise not terminable on less than thirty (30) days’ notice.
(d) It and its Retained Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Law relating to plant closings and layoffs (collectively, the “WARN Act”). Section 3.15(d) of its Disclosure Letter contains a true and complete list of the names and the sites of employment or facilities of those individuals who have suffered an “employment loss” (as defined in the federal WARN Act) at any site of employment or facility of it or any of its Retained Subsidiaries during the 90-day period prior to the date of this Agreement. Section 3.15(d) of its Disclosure Letter shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing Date.
(e) Except as listed in Section 3.15(e) of its Disclosure Letter, neither it nor any of its Retained Subsidiaries is a party to or bound by (i) any collective bargaining agreement or similar agreement or relationship with any labor organization or works council, or (ii) work rules or practices agreed to or with any labor organization. There is no works council or employee association applicable to employees of it or any of its Retained Subsidiaries. Presently there is, and since January 1, 2008 there has been, no (x) unfair labor practice charge, complaint, material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement, nor, to its Knowledge, is any such charge, complaint, grievance or proceeding threatened, (y) strike, slowdown, work stoppage, lockout or other material labor dispute, nor, to its Knowledge, is any such dispute threatened against or affecting it or its Retained Subsidiaries, or (z) to its Knowledge, union organizing or decertification activities by employees of it or its Retained Subsidiaries.

(f) The personnel manuals, handbooks and material policies applicable to employees of it or any of its Retained Subsidiaries are in writing, true and complete copies of which have heretofore been Delivered to the other party.
(g) To its Knowledge, no employee of it or any of its Retained Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other material obligation to a former employer of such employee relating (i) to the right of such employee to be employed by it or its Retained Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.
Section 3.16 Transactions with Affiliates. No officer, director, Affiliate or Principal Stockholder of it or any of its Retained Subsidiaries (a) has borrowed from, or loaned money or other property to, it or one of its Retained Subsidiaries which has not been repaid or returned, (b) other than in such Person’s capacity as a stockholder, has any interest in any Asset or any property used by it or any of its Retained Subsidiaries or (c) is a party, directly or indirectly, to any Contract with it or any of its Retained Subsidiaries (clauses (a), (b) and (c), collectively, its “Affiliate Transactions”), in each case except as otherwise disclosed on Section 3.16 of its Disclosure Letter.
Section 3.17 Letters of Credit, Surety Bonds and Guaranties. Section 3.17 of its Disclosure Letter sets forth, as of the date hereof, (i) all standby letters of credit (to the extent that they are for the account of it or its Retained Subsidiaries), performance or payment bonds, guaranty arrangements and surety bonds of any nature relating to it or any of its Retained Subsidiaries (other than those entered into in the ordinary course of business with respect to its Leases) (its “Business Guaranties”) and (ii) the amount of each such Business Guaranty. Neither it nor any of its Retained Subsidiaries has agreed to modify or cancel any such Business Guaranty, nor has it or any of its Retained Subsidiaries received written notice of actual or threatened modification or termination of any such Business Guaranty.
Section 3.18 Brokers. Except as set forth in Section 3.18 of its Disclosure Letter, no Person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any action or agreement by or on behalf of it, its Subsidiaries or any of their respective Affiliates or Principal Stockholders.
Section 3.19 Absence of Certain Changes or Events. Except as set forth in Section 3.19 of its Disclosure Letter, since December 31, 2010 through the date hereof, (a) it and its Retained Subsidiaries have operated their businesses in the normal course consistent with past practice, and none of them has taken any action since such date which would have been prohibited by Section 4.1 hereof if this Agreement had been in effect since such date, and (b) there has not been a Material Adverse Effect.

Section 3.20 Material Contracts.
(a) Section 3.20(a) of its Disclosure Letter sets forth a list of all of its Material Contracts, setting forth for each such Material Contract the subsections of the definition of Material Contract applicable to such Material Contract.
(b) Except as set forth in Section 3.20(b) of its Disclosure Letter, all of its Material Contracts are in full force and effect, and are legal, valid and binding obligations of it or its Retained Subsidiaries, as applicable, and, to its Knowledge, are valid, binding and enforceable against the other parties thereto. Neither it nor any of its Retained Subsidiaries is in default (and, to its Knowledge, no condition exists that, with notice or lapse of time or both, would constitute such a default by it or any of its Retained Subsidiaries) in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Material Contract, which default would have, or would reasonably be expected to have, a Material Adverse Effect. To its Knowledge, no other party to any of its Material Contracts is in material default thereunder (nor, to its Knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a material default by any such party).
Section 3.21 Advertisers, Broadcast Affiliates, Programming Partners and Format Customers. Section 3.21 of its Disclosure Letter sets forth a list of (a) the top 50 advertisers of it and its Retained Subsidiaries (measured by revenue), (b) the top 25 broadcast groups (measured by Average Quarter Hour impressions) of it and its Retained Subsidiaries, (c) the top 25 program suppliers of it and its Retained Subsidiaries (measured by revenue), and (d) the top 10 format customers of it and its Retained Subsidiaries (measured by weekly impressions), in each case for the twelve months ended December 31, 2010 (and additionally, in the case of clause (a) foregoing, for the period from January 1, 2011 through June 30, 2011), together with a listing of revenue (or weekly or Average Quarter Hour impressions, as applicable) by each such advertiser, broadcast affiliate, program supplier and format customer for such period. No such Person listed on Section 3.21 of its Disclosure Letter has (i) terminated, cancelled or, to its Knowledge, threatened to terminate or cancel such Person’s business relationship with it or any of its Retained Subsidiaries or (ii) demanded any material modification, termination or limitation of such Person’s business relationship with it or any of its Retained Subsidiaries, except, in each case of clauses (i) and (ii), for any termination, cancellation, modification or limitation in the ordinary course of business that has not had or would not have a Material Adverse Effect.
Section 3.22 Insurance. Section 3.22 of its Disclosure Letter sets forth a list of all insurance policies covering or relating to it or any of its Retained Subsidiaries. Neither it nor any of its Retained Subsidiaries has agreed to modify or cancel any such policy, nor has it or any of its Retained Subsidiaries received written notice of actual or threatened modification or termination of any such policy. All premiums with respect to such insurance policies have been paid in all material respects on a timely basis, no written notice of cancellation or termination has been received with respect to such policy, and neither it nor any of its Retained Subsidiaries has failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by it or any of its Retained Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights. Section 3.22 of its Disclosure Letter lists all claims of it or any of its Retained Subsidiaries which are currently pending with an insurance carrier.

Section 3.23 Sufficiency of Assets. Its Assets are sufficient for the continued conduct of the Radio Network Business of it and its Retained Subsidiaries after the Closing in the same manner as such Radio Network Business has been conducted prior to the date hereof, in each case after taking into account any separation and transition service arrangements and agreements that were or will be entered into pursuant to its Restructuring Agreement.
Section 3.24 Excluded Assets. Except as set forth in its Restructuring Agreement or in Section 3.24 of its Disclosure Letter, the assets (whether tangible or intangible) of its Excluded Entities are used or held for use exclusively in the business conducted by its Excluded Entities and not in the Radio Network Business, and, except as set forth in its Restructuring Agreement, none of the assets (whether tangible or intangible) of its Excluded Entities are used or held for use by, or are necessary to conduct the business of, it or any of its Retained Subsidiaries. Except as set forth in its Restructuring Agreement, (i) none of it or any of its Retained Subsidiaries is a party to any contract or agreement (in each case, whether written or oral) with any of its Excluded Entities, (ii) none of the Excluded Entities has any interest in any of the property or assets (whether tangible or intangible) used by it or any of its Retained Subsidiaries, and (iii) none of its Excluded Entities provides any services to it or any of its Retained Subsidiaries.
Section 3.25 Bank Accounts. Section 3.25 of its Disclosure Letter identifies all bank and brokerage accounts of it and each of its Retained Subsidiaries, whether or not such accounts are held in its or their respective names, lists the respective signatories therefore and lists the names of all individuals holding a power of attorney from it or any of its Retained Subsidiaries with respect to such accounts.
Section 3.26 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Berenson & Company, LLC, dated as of the date of this Agreement, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications, assumptions and limitations set forth therein, the Exchange Ratio (taking into account the potential issuance of Series A Preferred Stock pursuant to Section 2.10 of this Agreement based on the assumptions referenced in such opinion) is fair, from a financial point of view, to the holders of Parent Stock (other than the Parent Principal Stockholders).
Section 3.27 Books and Records. True, correct and complete copies of the books of account, stock record books and minute books of it and each of its Retained Subsidiaries have been Delivered to the other party, and such books and records have been maintained in accordance with good business practices and in accordance with applicable Law. At the Closing, all of such books and records will be in the possession of it or its Retained Subsidiaries.
Section 3.28 Liabilities Relating to Restructuring Agreements and Excluded Entities. To its Knowledge, (i) there is nothing for which it or any of its Retained Subsidiaries could reasonably be expected to have to make any indemnification or other payments under its Restructuring Agreement, and (ii) there are no other obligations or liabilities (contingent or otherwise) related to its Excluded Entities for which it or any of its Retained Subsidiaries could reasonably be expected to have to make any payment to any third party.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1 Conduct of Business Prior to the Closing.
(a) Except as specifically permitted by this Agreement or set forth in Section 4.1(a) of its Disclosure Letter, during the period from the date of this Agreement to the earlier of the Closing Date or the Termination Date, except as expressly contemplated by its Restructuring Agreements, Parent and the Company shall and shall cause each of their respective Retained Subsidiaries to (i) conduct the operations of it and each of its Retained Subsidiaries in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact its business organization and maintain the existing relations with customers, suppliers, creditors, business partners, insurers and others having business dealings with it and its Retained Subsidiaries.
(b) Each of Parent and the Company covenants and agrees that except (x) as described in Section 4.1(b) of its Disclosure Letter, (y) as expressly contemplated by its Restructuring Agreement (including any agreements expressly contemplated therein as being entered into in connection therewith), and (z) as expressly contemplated by this Agreement (including the Reclassification), during the period from the date of this Agreement to the earlier of the Closing Date or the Termination Date, without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company), which shall not be unreasonably withheld, conditioned or delayed, it will not, and will cause each of its Retained Subsidiaries not to:
(i) declare, make or pay any dividends or distributions to the holders of any equity interests, other than dividends, distributions and redemptions declared, made or paid (x) by any of its Retained Subsidiaries solely to it or another of its Retained Subsidiaries, or (y) as required under Section 5.23;
(ii) except for equity interests to be issued or delivered pursuant to options, warrants and phantom-stock, issue, sell, redeem, repurchase, pledge, dispose of or otherwise permit any Encumbrances upon, or authorize the issuance, sale, redemption, repurchase, pledge, disposition or other Encumbrance of, any equity interests, notes, bonds or other securities of it or any of its Retained Subsidiaries (or any option, warrant or other right to acquire the same);
(iii) (1) acquire (including by merger, consolidation, acquisition of stock or all or substantially all of the assets or any other business combination) or make any loan, advance or capital contribution to, or investment in, any Person (other than (x) customary reimbursement of travel and other expenses of an employee, advisor or representative of it or one of its Retained Subsidiaries in the ordinary course of business consistent with past practices or (y) a wholly owned Retained Subsidiary of such party), or, except as permitted by Section 4.1(c), otherwise acquire any assets (other than from a wholly owned Retained Subsidiary of such party, and other than inventory in the ordinary course of business consistent with past practice), (2) sell, lease, license, transfer, or otherwise dispose of or abandon any of its Assets (other than in the ordinary course of business consistent with past practice), or (3) incur any Encumbrance on any of its Asset (other than Permitted Encumbrances);

(iv) amend or restate the organizational documents of it or any of its Retained Subsidiaries;
(v) except as otherwise expressly set forth in this Agreement or in any other agreement set forth in Section 4.1(b)(v) of its Disclosure Letter, (1) grant or announce any increase in the salaries, bonuses, pension, severance, welfare or other benefits payable to any employee or director other than in the ordinary course of business consistent with past practice, (2) pay any bonus to any employee or director other than as required by Law or pursuant to any plans, programs, policies, practices or agreements existing on the date hereof, (3) establish, enter into, adopt, amend in any material respect or terminate any employee benefit plan or employment agreement to the extent applicable to employees of it or any of its Retained Subsidiaries or amend the terms of any outstanding equity-based awards, (4) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan to the extent applicable to employees of it or any of its Retained Subsidiaries as of the date hereof, (5) enter into or make any loans to any employee (except as permitted pursuant to Section 4.1(b)(iii)) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such person, whether pursuant to an employee benefit plan or otherwise, (6) enter into, adopt or amend in any material respect any severance or change of control agreement with any employee, or (7) promote, or change the title of, any employee to vice president level or above or change the reporting structure of it or any of its Retained Subsidiaries other than in the ordinary course of business consistent with past practice;
(vi) split, combine or reclassify any class of capital stock of it or any of its Retained Subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such capital stock;
(vii) dissolve, wind-up or liquidate it or any of its Retained Subsidiaries, other than any such dissolution, winding up or liquidation which is in process on the date hereof;
(viii) adopt or implement any change in the policies or practices of it or any of its Retained Subsidiaries with regard to the extension of discounts or credit to customers or collection of receivables from customers, or delay any payables;
(ix) enter into, adopt, amend, or terminate any collective bargaining Contract or Contract with any labor union;

(x) except in the ordinary course of business of it and its Retained Subsidiaries consistent with past practice, grant or acquire from any Person, or dispose of or permit to lapse, any rights to any Intellectual Property, or disclose or agree to disclose to any Person, other than employees and representatives of the other party, any non-public Trade Secrets;
(xi) compromise, settle or agree to settle any one or more material Actions or institute any material Action;
(xii) enter into, adopt, amend in any material respect or terminate any of its Material Contracts (other than this Agreement) other than in the ordinary course of business consistent with past practice;
(xiii) file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any material claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;
(xiv) make any amendment to (a) in the case of Parent, the Parent Restructuring Agreement or (b) in the case of the Company, the Company Restructuring Agreement; and;
(xv) enter into any separation or transition service arrangements or agreements with its Excluded Entities;
(xvi) accelerate the billing or other realizations of any accounts receivable or delay the payment of, or fail to pay or satisfy when due, any accounts payable outside the ordinary course of business consistent with past practice;
(xvii) incur any Indebtedness (other than draws on any revolving facility in the ordinary course of business consistent with past practice or as required under Section 5.23) or make any payments or prepayments in respect of any Indebtedness, other than payments in respect of interest which are scheduled as of the date hereof to be paid prior to the Effective Time; and
(xviii) agree to take any of the actions specified in this Section 4.1.
(c) During the period from the date of this Agreement to the earlier of the Closing Date and the Termination Date, unless the Company (in the case of Parent) or Parent (in the case of the Company) provides prior written consent otherwise, Parent and the Company shall not, and shall cause their respective Retained Subsidiaries not to, make any capital expenditures other than in the ordinary course of business consistent with past practice.

ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1 Written Consent; Information Statement.
(a) Promptly, but in any event within 10 Business Days, following the execution and delivery of this Agreement by the parties hereto, Parent shall, in accordance with the DGCL, the Parent Charter and the Parent Bylaws, take all action necessary to seek and obtain, as promptly as practicable, the irrevocable written consent of Gores Radio Holdings, LLC, as the holder of a majority of the outstanding Parent Stock, approving all of the transactions contemplated by this Agreement, including the Reclassification and the issuance of Class B Stock and Series A Preferred Stock in connection with the Merger and the adoption of the Restated By-Laws (the “Gores Written Consent”). Parent shall comply with the DGCL, the Parent Charter, the Parent Bylaws and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Gores Written Consent, including (i) delivering the Information Statement (as defined below) to Parent’s stockholders as required pursuant to the Exchange Act, and (ii) no later than 10 Business Days after the execution of the Gores Written Consent, and in accordance with Section 228 of the DGCL, giving written notice of the taking of the actions described in the Gores Written Consent to all other holders of Parent Stock and providing a description of any appraisal rights of holders of Parent Stock available under Section 262 of the DGCL and any other disclosures with respect to appraisal rights required by Delaware law.
(b) As promptly as reasonably practicable, but in any event within 15 Business Days, following the date hereof, Parent shall prepare and file with the SEC an information statement containing the information specified in Schedule 14C under the Exchange Act with respect to the Gores Written Consent and the transactions approved thereby (such information statement in its definitive form, the “Information Statement”). The Information Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Parent shall provide the Company with a reasonable opportunity to review and comment on the Information Statement and any communications prior to filing such with the SEC and will promptly provide the Company with a copy of such filing and communications made with the SEC. Parent shall use its reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable after such filing.
(c) Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments, with respect to the Information Statement received from the SEC, and advise the other party of any request by the SEC for amendment of the Information Statement. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Information Statement and any communications prior to filing such with the SEC and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

(d) Each party will advise the other party, promptly after it receives notice thereof, of the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction.
(e) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties, or any of their respective Affiliates, Principal Stockholders, officers or directors, which should, in Parent’s reasonable discretion, be set forth in an amendment of, or supplement to, the Information Statement or (ii) any information relating to the parties, or any of their respective Affiliates, Principal Stockholders, officers or directors, is discovered by any of the parties which should be set forth in an amendment of, or supplement to, the Information Statement, in each case so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Information Statement and, to the extent required by Law, disseminate the information contained in such amendment or supplement to the holders of Parent Stock.
(f) Parent shall use its reasonable efforts to have the Information Statement cleared by the SEC as promptly as practicable after the filing thereof, and Parent will cause the Information Statement to be mailed to the holders of Parent Stock as promptly as practicable, but in any event within 2 Business Days, after the date it is cleared by the SEC.
Section 5.2 Access to Information. Prior to the earlier of the Closing Date or the Termination Date, and upon reasonable advance notice, each party (the “Requested Party”) shall give the other party (the “Requesting Party”) and their authorized representatives (including accountants) reasonable access to, and the right to inspect, those offices, equipment, properties, facilities, contracts, agreements, commitments, books and records (including with respect to Taxes) of such Requested Party and each of its Retained Subsidiaries, as such Requesting Party may reasonably request, and reasonable access to the personnel and agents (including auditors) of such Requested Party and each of its Retained Subsidiaries, as such Requesting Party may reasonably request, in each case only to the extent that such access or inspection (i) is conducted during regular business hours of the Requested Party or its applicable Retained Subsidiaries and in a manner so as not to interfere with the ongoing operations of the Requested Party and its Subsidiaries, (ii) would not jeopardize any attorney-client privilege, as determined in good faith by the Requested Party, and (iii) would not violate, and would not reasonably be expected to violate, any applicable Law.
Section 5.3 Non-Solicitation.
(a) Each of Parent and the Company shall, and shall cause each of its Subsidiaries and its and their respective members, officers, stockholders (including without limitation Gores Radio Holdings, LLC), Affiliates, employees, directors, representatives and agents (collectively for each of Parent and the Company, their “Restricted Parties”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than the parties to this Agreement and their Affiliates, representatives and advisors) that may be ongoing with respect to, or that would be reasonably expected by the parties to lead to, a Takeover Proposal. Each of Parent and the Company shall not, and each of Parent and the Company shall cause each of its Subsidiaries and its and their respective Restricted Parties not to, directly or indirectly, (x) take any action to enter into any agreement with respect to any Takeover Proposal, or (y) solicit, negotiate, furnish information to, accept, encourage, consider, participate in negotiations or discussions relating to, or otherwise pursue, any Takeover Proposal, other than the transactions contemplated by this Agreement; provided, however, that at any time prior to the date that is 20 Business Days after the date of this Agreement, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach by any Restricted Party of this Section 5.3(a), Parent may, subject to compliance with Section 5.3(b) and Section 5.3(c), (i) furnish information with respect to Parent and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that all such information has previously been Delivered to the Company or is Delivered to the Company prior to or concurrently with the time it is made available to such Person and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.
(b) The Board of Directors of Parent has adopted a resolution declaring that this Agreement, the Reclassification and the Merger are advisable, fair to and in the best interests of Parent and the holders of Parent Stock, recommending that the holders of Parent Stock approve and adopt this Agreement, the Reclassification and the Merger and directing that this Agreement, the Reclassification and the Merger be submitted for consideration by Parent’s stockholders (the “Parent Recommendation”). Neither the Board of Directors of Parent nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the Parent Recommendation or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Takeover Proposal, or (ii) approve or recommend, or publicly propose to approve or recommend, or allow any of the Restricted Parties to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would be reasonably expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.3(a)) (an “Acquisition Agreement”) (each of the items set forth in each subsection of this sentence, a “Parent Adverse Action). Notwithstanding the foregoing, at any time prior to the date that is 20 Business Days after the date of this Agreement, the Board of Directors of Parent (or any committee thereof) may approve or allow Parent or a Subsidiary to enter into an Acquisition Agreement with respect to a Superior Proposal, if, in each case, such Board of Directors (or any committee thereof) determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that taking such action is necessary for the members of the Board of Directors of Parent to comply with their fiduciary duties to the holders of Parent Stock under applicable Law; provided, however, that no action described this sentence shall be taken until after the fifth (5th) Business Day following the Company’s receipt of written notice (a “Notice of Adverse Recommendation Change”) from Parent advising the Company that the Board of Directors of Parent (or a committee thereof) intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors or committee (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation Change and a new fifth (5th)-Business Day period) and representing that Parent has complied, in all material respects, with its obligations under this Section 5.3, (ii) during such fifth (5th)-Business Day period, Parent shall negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable Parent to proceed with its recommendation of this Agreement and not take any of the actions described in clauses (x) or (y) of this sentence, (iii) Parent shall not take any of the actions described in (x) or (y) of this sentence, if, prior to the expiration of such fifth (5th)-Business Day period, the Company makes a proposal in writing to adjust the terms and conditions of this Agreement that Parent’s Board of Directors determines in good faith (after consultation with its financial advisors and taking into account any adjustments to the terms and conditions proposed in writing by the Company) to be at least as favorable as the Superior Proposal, and (iv) in the case of an action described in clause (y) above, Parent terminates this Agreement and pays the Termination Fee in accordance with Section 7.4(a) hereof.
(c) Each of Parent and the Company shall promptly advise the other party orally and in writing of receipt by such party of (i) any request for information relating to a Takeover Proposal, (ii) any Takeover Proposal or (iii) any inquiry with respect to any Takeover Proposal and the material terms and conditions of any such request, Takeover Proposal or inquiry (including the identity of the Person or group making any such request, Takeover Proposal or inquiry and a copy of any correspondence relating thereto). Each of Parent and the Company agrees that it shall keep the other party informed of the status and material details (including material amendments or material proposed amendments and a copy of any correspondence relating thereto) of any such request, Takeover Proposal or inquiry and keep the other reasonably informed as to the material details of any information requested of Parent or the Company, as the case may be, and as to the material terms and conditions of any Takeover Proposal.
(d) Nothing contained in this Section 5.3 shall prohibit Parent or its Board of Directors from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of Parent’s Board of Directors (after consultation with outside counsel), such disclosure would be required under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).
(e) Each of Parent and the Company acknowledge and agree that in the event any of their respective Restricted Parties takes any action which, if taken by Parent or the Company, as applicable, would constitute a breach of this Section 5.3, then the Parent or the Company, as applicable, shall be deemed to be in breach of this Section 5.3 for such action by its Restricted Parties.
Section 5.4 Confidentiality; Public Disclosure; Non-Disparagement.
(a) Confidentiality. The parties hereto acknowledge that Parent and the Company previously executed a mutual non-disclosure agreement dated December 18, 2009, as amended September 24, 2010 and November 8, 2010 (collectively, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b) Public Disclosure. No party shall, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use any other party’s name or refer to any other party directly or indirectly in connection with this Agreement in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by applicable Law or stock exchange rules and then, to the extent permitted by applicable Law, only after providing a draft of any such release or statement to Parent or the Company, as applicable, and giving such Person a reasonable opportunity to review and comment thereon. For the avoidance of doubt, nothing in this Section 5.4(b) shall limit or restrict Parent from filing the Information Statement with the SEC or mailing the Information Statement to its stockholders, as required by Section 5.1 hereof, or otherwise complying with the Exchange Act and the rules promulgated thereunder.
(c) Non-Disparagement. Neither Parent nor the Company shall, and each shall cause their directors, officers and employees to not, prior to earlier of the Closing Date and the termination of this Agreement, make or induce others to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is disparaging to the Merger or the parties hereto, their subsidiaries, their stockholders or any of their affiliates or which is disparaging to their respective former or current officers, directors, employees, advisors, businesses or to their reputations. For the avoidance of doubt, nothing in this Section 5.4(c) shall in any way restrict Parent or the Company from continuing to operate their respective businesses in the ordinary course of business consistent with past practice.
Section 5.5 Regulatory and Other Authorizations; Notices and Consents.
(a) The Company, Parent and Merger Sub shall each use reasonable best efforts to promptly obtain all Consents of, and make all Filings with, Governmental Authorities and officials and obtain all Consents of, and give all notices to, third parties, in each case, that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such Consents and making such Filings. Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Affiliates or Principal Stockholders or any portfolio company of any Principal Stockholder (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any Person in order to facilitate the consummation of the transactions contemplated hereby or (iii) to defend against any litigation brought by any governmental entity seeking to prevent the consummation of, or impose limitations on, any of the transactions contemplated hereby.

(b) Subject to the last sentence of Section 5.5(a), each party hereto agrees to make any required filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within 10 Business Days following the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, as promptly as practicable all other actions consistent with this Section 5.5(b) necessary and reasonably agreed upon by the parties to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Company and Parent shall share equally the filing fee in connection with any such Notification and Report Forms filed pursuant to the HSR Act. Each of the Company, Parent and Merger Sub shall consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act in discussions with or filings to be submitted to any Governmental Authorities, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authorities with respect to filings under the HSR Act, shall not participate in any meeting or have any communication with any such Governmental Authorities unless it has given the others an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authorities, give the other party the opportunity to attend and participate therein, and shall coordinate with the others in preparing and exchanging such information and promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authorities relating to this Agreement or the transactions contemplated hereby. The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the others under this Section 5.5(b) as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
(c) FCC Consents.
(i) The transactions contemplated hereby are expressly conditioned on and subject to the prior consent and approval of the Federal Communications Commission (“FCC”) to (a) transfer of control of the Parent FCC Licenses set forth on Section 5.5(c)(i) of the Parent Disclosure Letter; and (b) transfer of control of the Company FCC Licenses set forth on Section 5.5(c)(ii) of the Company Disclosure Letter (collectively, “FCC Consent”). Parent and Company shall take all reasonable steps to cooperate with each other and with the FCC to secure the FCC Consent expeditiously.
(ii) Within three (3) business days after the date of this Agreement, each party shall prepare, execute and cooperate in submitting to the FCC its respective portion(s) of the applications for FCC Consent (“FCC Applications”) and all other materials necessary and proper in connection with such FCC Applications. Each party further agrees to expeditiously prepare amendments to the FCC Applications whenever such amendments are required by the FCC or its rules. The parties shall cooperate in submitting the FCC Applications to the FCC electronically, consistent with the FCC’s procedures. The parties shall prosecute the FCC Applications with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the FCC Consent as expeditiously as reasonably practicable. Except as otherwise provided in this Agreement, each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of its respective portion(s) of the FCC Applications; however, the fees paid to the FCC in conjunction with the FCC Applications will be split equally between Parent and Company.

Section 5.6 Intellectual Property.
(a) The parties hereto shall cooperate in good faith to, or to cause their respective Affiliates to, effect assignments of or enter into license agreements for Intellectual Property in favor of Parent, the Company or any of their respective Retained Subsidiaries, to the extent any Intellectual Property used or held for use in, or necessary to conduct, the Radio Network Business of Parent, the Company or any of their respective Retained Subsidiaries is owned by any of the Excluded Entities.
(b) Prior to the Closing, each party hereto shall file or cause to be filed the necessary corrective change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where Intellectual Property of it or its Retained Subsidiaries is still recorded in the name of legal predecessors of it or its Retained Subsidiaries, or any Person other than it or its Retained Subsidiaries.
Section 5.7 Further Action. The parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Reclassification and the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable best efforts to cause to be executed and delivered all instruments, and to obtain all Consents under any Permit, license, Contract or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby and to cause the conditions to Closing set forth herein to be satisfied as soon as reasonably practicable.
Section 5.8 Employee Benefits.
(a) As of the Closing Date, Parent shall, or shall cause one of its Subsidiaries (as of immediately after the Closing) to, continue to employ (including through a professional employer organization) each Person so employed by Parent or the Company or any of their respective Retained Subsidiaries as of the Closing Date (such employees, collectively, the “Continuing Employees”).

(b) For a period of not less than one year following the Closing Date, Parent and the Company shall (or shall cause their respective Subsidiaries to) make available to the Continuing Employees, for so long as such employees remain so employed, employee benefits and compensation opportunities (including salary, wages and annual bonus opportunity) substantially comparable in the aggregate to the employee benefits and compensation opportunities in effect for such Continuing Employees immediately prior to the Closing.
(c) Effective as of the Closing Date, Continuing Employees of Parent and the Company (or one of their respective Retained Subsidiaries) shall be given credit, under each employee benefit plan, program, policy or arrangement of Parent or the Company, as applicable, in which such Continuing Employees are designated as eligible to participate as of the Closing Date, for all service with Parent, the Company or any of their respective Retained Subsidiaries (to the extent such service was credited immediately prior to the Closing Date by Parent, the Company or such Retained Subsidiary, and not in any case where credit would result in duplication of benefits) for purposes of eligibility, vesting, severance and vacation entitlement, but not for purposes of benefit accrual.
(d) No provision of this Agreement shall (i) create any right in any employee of Parent, the Company or any of their respective Subsidiaries to continued employment by Parent, the Company or any of their respective Subsidiaries or Affiliates, or preclude the ability of Parent, the Company, or any of their respective Subsidiaries or Affiliates to terminate the employment of any employee for any reason at any time, with or without notice, subject to applicable Law and any applicable agreements, or (ii) confer upon any employee of Parent, the Company or any of their respective Subsidiaries any rights or remedies under or by reason of this Agreement.
(e) At the written direction of the Company delivered at least three (3) business days prior to the Closing Date, Parent shall, effective as of at least one (1) day prior to the Closing Date, have terminated the Parent 401(k) Plan (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan. The Company shall provide Parent with such documents and other information as Parent shall reasonably request to assure itself that the accounts of the Continuing Employees would be eligible rollover distributions.
Section 5.9 Termination of Affiliate Transactions. Prior to the Closing, and except for the Restructuring Agreements or Section 5.9(a) of its Disclosure Letter, each party shall terminate all of its Affiliate Transactions (including without limitation each Affiliate Transaction set forth on Section 5.9(b) of its Disclosure Letter), without any further obligation of such party or any of its Retained Subsidiaries and with any and all related claims against such party and its Retained Subsidiaries being fully discharged; provided that, in no event shall the foregoing restrict any of the transactions contemplated by the Restructuring Agreements or the Digital Reseller Agreement.

Section 5.10 Disclosure Letters. The information set forth in each section of the Disclosure Letters shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section of this Agreement and any other section of this Agreement, if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section of this Agreement and regardless of whether such section is qualified by reference to the Disclosure Letters. Prior to the Closing, each party shall have the right from time to time to supplement, modify or update its Disclosure Letter in order to incorporate items or developments arising after the date of this Agreement, and, except for purposes of Article VI, any such supplements, modifications and updates shall supplement, modify and amend its Disclosure Letter for all purposes. Except for purposes of Article VI, from and after the time of any such supplement, modification and/or update, references to the Parent Disclosure Letter or the Company Disclosure Letter shall be references to such Disclosure Letter as so supplemented, modified and/or updated.
Section 5.11 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall and, to the extent applicable, shall cause the Surviving Entity and each of Parent’s other Subsidiaries to, to the fullest extent permitted by applicable Law (and, in the case of former directors and officers, to the extent permitted by the certificate of incorporation or formation, bylaws, operating agreements or other similar governing documents of Parent, the Company or such other Subsidiary, as applicable, in effect as of immediately prior to the Closing), indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Parent or its Subsidiaries (the “Parent Indemnified Parties”) or a director or officer of the Company or its Subsidiaries (the “Company Indemnified Parties” and, collectively with the Parent Indemnified Parties, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities, penalties or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Parent, the Company or any of their respective Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or following, the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.
(b) From and after the Closing, Parent shall not, and shall cause the Surviving Entity and each of Parent’s other Subsidiaries not to, amend, repeal or otherwise modify the indemnification provisions of the certificate of incorporation or formation, bylaws, operating agreements or other similar governing documents of Parent, the Surviving Entity or any such other Subsidiary, as applicable, as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing or as of immediately prior to the Closing were directors, officers, managers, employees or holders of equity interests of such Person. From and after the Closing, Parent shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Surviving Entity and each of Parent’s other Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11, without limit as to time. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by an Indemnified Party in enforcing the covenants set forth in this Section 5.11.

(c) Subject to the parameters set forth in this Section 5.11(c), the Surviving Entity shall, and Parent shall cause the Surviving Entity to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Company Indemnified Parties as the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Company Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six year extended reporting period endorsement with respect to the Company Current Insurance (a “Company Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date hereof and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by the Company and as are reasonably acceptable to Parent. Notwithstanding the foregoing, in no event shall Parent or the Surviving Entity be required to expend for any such policies contemplated by this Section 5.11(c) an annual premium (measured for purposes of any “tail” by reference to 1/6th the aggregate premium paid therefor) amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the first and second sentences of this Section 5.11(c), but subject to the third sentence of this Section 5.11(c), the Company shall be permitted at its sole and exclusive option to purchase a Company Reporting Tail Endorsement prior to the Effective Time.
(d) Subject to the parameters set forth in this Section 5.11(d), Parent shall, at no expense to the beneficiaries, either (i) continue to maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Parent Indemnified Parties as Parent’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Parent Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six year extended reporting period endorsement with respect to the Parent Current Insurance (a “Parent Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. Such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company. Notwithstanding the foregoing, in no event shall Parent expend for any such policies contemplated by this Section 5.11(d) an annual premium (measured for purposes of any “tail” by reference to 1/6th the aggregate premium paid therefor) amount in excess of 300% of the annual premiums currently paid by Parent for such insurance without the prior written consent of the Company; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the first and second sentences of this Section 5.11(d), but subject to the third sentence of this Section 5.11(d), Parent shall be permitted at its sole and exclusive option to purchase a Parent Reporting Tail Endorsement prior to the Effective Time.
(e) In the event that Parent, the Surviving Entity or any other Subsidiary of Parent after the Closing, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall make proper provision so that the successors and assigns of Parent, the Surviving Entity or the applicable Subsidiary, as the case may be, shall assume the obligations set forth in this Section 5.11.
(f) The provisions of this Section 5.11 shall survive the consummation of the Closing.

Section 5.12 Financing.
(a) The parties shall, and shall cause each of their respective Affiliates to, use reasonable best efforts to cause its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent or the Company, including (i) participation in meetings, presentations, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and ratings agencies in connection with any of the Financing; (ii) furnishing Parent, the Company and the Financing Sources, as promptly as practicable, with financial and other pertinent information regarding Parent, the Company and each of their Retained Subsidiaries, including all financial statements and financial and operating data in respect of Parent, the Company and their Retained Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered offering, including audits thereof to the extent so required (which audits shall be unqualified) and pro forma adjustments and related assumptions to reflect the transactions contemplated by this Agreement, including the effects of the Merger, and consummation of the Parent Preliminary Transactions or the Company Preliminary Transactions; (iii) assisting Parent, the Company and the Financing Sources in the preparation of any offering documents, lender and investor presentations, rating agency presentations, private placement memoranda, bank information memoranda (including the delivery of customary authorization and management representation letters, including letters to the Financing Sources relating to the authorization of the distribution of documents to prospective lenders containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information), bank syndication materials and similar documents for any of the Financing and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001; (iv) reasonably cooperating with the marketing efforts of Parent, the Company and the Financing Sources for any of the Financing, including presentations and road shows to and with, among others, prospective lenders, investors and ratings agencies; (v) reasonably facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing, delivering and filing customary pledge and security documents or other definitive financing documents or otherwise facilitating the pledging of collateral and grant of security interests from and after the Closing as may be reasonably requested by Parent or the Company; provided that any obligations of the Company and its Retained Subsidiaries contained in all such agreements and documents shall be operative no earlier than the Closing; (vi) obtaining accountants’ comfort letters and consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance and other customary documentation as reasonably requested by the Financing Sources, Parent or the Company; (vii) permitting the lenders or other investors participating in the Financing to evaluate Parent’s, the Company’s and their Retained Subsidiaries’ current assets, accounts receivable, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements or values; (viii) assisting in obtaining corporate and facilities ratings for the Financing; (ix) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered on the Closing Date to allow the payoff, discharge and termination of existing indebtedness and liens related thereto; (x) providing reasonable access, during normal business hours and upon reasonable advance notice, to its offices, properties and other facilities and the books and records related thereto; (xi) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Parent and the Company, including (A) executing and delivering such officer’s certificates as are customary in financings (including using reasonable best efforts to deliver a certificate with respect to solvency of Parent from the chief executive officer, president or chief financial officer of Parent to the extent required in connection with the Financing), (B) executing and delivering documents and instruments relating to guarantees and other matters ancillary to the Financing, and (C) entering into one or more credit agreements, indentures or other instruments or agreements on terms reasonably satisfactory to Parent and the Company in connection with the Financing, to be operative immediately upon the Effective Time, to the extent direct borrowings or debt incurrence by Parent, the Company or any of their Retained Subsidiaries is contemplated for the Financing, and reasonably assisting in the negotiation thereof and (xii) otherwise taking actions within its control to cooperate in satisfying the conditions precedent set forth in the Commitment Letters or any definitive document related to the Financing. Notwithstanding the foregoing, such requested cooperation shall not unreasonably interfere with the ongoing operations of Parent, the Company and their Subsidiaries. Each of Parent and the Company agrees to share equally all fees, costs and expenses related to the Financing incurred prior to the Effective Time, including any commitment or other similar fee and any fees payable to the ratings agencies.
(b) Each of Parent and the Company hereby consents to the use of its and its Retained Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Parent, the Company or its Retained Subsidiaries.
Section 5.13 Notice to Stockholders. Promptly following delivery to and receipt by the Company of the Company Stockholder Consent, the Company shall send written notice to each non-consenting holder of Company Stock of the adoption of the Merger Agreement and shall also send to each holder of Company Stock entitled to appraisal rights under Section 262 of the DGCL the notice required by Section 262 of the DGCL. The Company shall provide a copy of such notice to Parent prior to mailing such notice to holders of Company Stock for Parent’s reasonable review and comment.
Section 5.14 Representation of the Company and its Retained Subsidiaries. Each of the parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholders, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Company and each Retained Subsidiary of the Company, on the one hand, and all or any of the holders of Company Stock and/or the Company Excluded Entities, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to all or any of the holders of Company Stock and/or the Company Excluded Entities, or any director, officer, employee, Affiliate or direct or indirect member, partner or stockholder of such Person (including Oaktree Capital Management, L.P. and its Affiliates), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding such representation of the Company or any Retained Subsidiary of the Company, and each of the parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate and Principal Stockholder thereof to waive any conflict of interest arising from such representation.

Section 5.15 Use of Excluded Marks. Parent shall not, and shall cause its Affiliates (excluding, for the avoidance of doubt, with respect to the Metro Marks only, the Parent Principal Stockholders and, with respect to the Triton Marks only, the Company Principal Stockholders, but including, after the Closing, the Surviving Entity and each of Parent’s other Subsidiaries) not to, use or license or permit any third party to use or license any Excluded Mark, or any other Trademark that is confusingly similar to any of the Excluded Marks or any other Intellectual Property belonging to the applicable Excluded Entities and Parent acknowledges that Parent and its Affiliates (excluding, for the avoidance of doubt, with respect to the Metro Marks only, the Parent Principal Stockholders and, with respect to the Triton Marks only, the Company Principal Stockholders, but including, after the Closing, the Surviving Entity and each of Parent’s other Subsidiaries) have no rights whatsoever to use the Excluded Marks or such Intellectual Property. Within 90 days following the Closing Date, Parent shall cause the Surviving Entity and each of Parent’s other Subsidiaries to remove from their respective assets, properties, stationery, literature and Internet website any and all Excluded Marks and dispose of any unused stationery, business cards, literature and all other goods and material of whatever kind of such Persons bearing such Excluded Marks. Notwithstanding anything in this Agreement to the contrary, but subject to the terms of the Restructuring Agreements, Parent and its Affiliates shall have the right, at all times after the Closing, to (i) keep records and other historical or archival documents containing or referencing the Excluded Marks, (ii) refer to the historical fact that Parent and its Retained Subsidiaries, and the Company and its Retained Subsidiaries, previously conducted their respective businesses under the Excluded Marks, and (iii) use the Excluded Marks to the extent permitted as a fair use under applicable Law.
Section 5.16 Post-Closing Record Retention and Access. Parent acknowledges that certain books and records and other materials (including Tax and financial data, securities filings and disclosures, minutes of meetings of shareholders or other equityholders or Boards of Directors or other governing bodies, and management and board presentations) in the possession of Parent, the Company (or the Surviving Entity, as applicable) or their respective Retained Subsidiaries may contain information relating to, or which may be applicable to or used in connection with, the businesses of the applicable Excluded Entities, and that from and after the Closing such Excluded Entities shall retain all copies of, and Parent, the Surviving Entity, and each of Parent’s other Subsidiaries shall have no right to access, any such books and records and other materials to the extent relating to, or which may be applicable to or used in connection with, the businesses of the applicable Excluded Entities. In addition, from and after the Closing, Parent, the Surviving Entity, and each of Parent’s other Subsidiaries shall provide the authorized representatives of the applicable Excluded Entities with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials in the possession of the Parent, the Surviving Entity, and each of Parent’s other Subsidiaries relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of Tax Returns, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), the preparation of financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action, whether or not such Action is a matter with respect to which indemnification may be sought hereunder), compliance with the rules and regulations of the IRS, the SEC or any other Governmental Authority or any purposes otherwise relating to the businesses of the applicable Excluded Entities. The obligations of Parent, the Surviving Entity, and each of Parent’s other Subsidiaries with respect to such books and records shall include maintaining, for at least the retention period specified in this Section 5.16, computer systems permitting access to any such books and records which are stored in electronic form in a fashion which is not less efficient than current access methods. Unless otherwise consented to in writing by an authorized representative of the applicable Excluded Entity, Parent shall not and shall cause the Surviving Entity and each of Parent’s other Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of Parent, the Surviving Entity, and such other Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to such applicable authorized representatives such books and records and materials or such portions thereof.
Section 5.17 Listing of Shares of Parent Stock. Parent shall use its reasonable best efforts to cause the shares of Class A Stock, which the Class B Stock to be issued in the Merger are convertible into, to be approved for listing on the NASDAQ Global Market prior to the Closing Date.
Section 5.18 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, each of Parent, the Company and their respective Boards of Directors shall take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 5.19 Stockholder Litigation. Each party shall promptly advise the other party in writing of any litigation brought by any stockholder of such party against such party and/or its directors relating to this Agreement and/or the transactions contemplated by the Restructuring Agreements, including the Merger, the Parent Preliminary Transactions and the Company Preliminary Transactions, shall use reasonable best efforts to keep the other party informed of any material developments regarding any such litigation, and, to the extent permitted by applicable Law, give the other party the opportunity to participate therein. Neither Parent or its Subsidiaries, nor the Company or its Subsidiaries, may settle any such stockholder litigation without the consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Section 5.20 Tax Treatment. It is intended that, for U.S. federal income tax purposes (and where applicable, state and local income tax purposes), the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code. Each of Parent, the Company and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. No party shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each party hereto agrees to report the Merger as a reorganization under the provisions of Section 368(a) of the Code on all applicable Tax Returns.
Section 5.21 FIRPTA Certificate. At or prior to Closing, Parent shall have received from the Company (x) an affidavit certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which affidavit shall be dated as of the Closing Date, signed under penalties of perjury and in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) (the “FIRPTA Certificate”) and (y) a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such FIRPTA Certificate and notice to the IRS on behalf of the Company upon the Closing.
Section 5.22 Registration Rights Agreement. At or prior to Closing, Parent and the other parties thereto shall execute and deliver the Registration Rights Agreement.
Section 5.23 Distributions to Stockholders of Parent. On the Business Day immediately preceding the Closing Date, Parent shall declare a dividend (payable to record holders of Parent Common Stock as of such date) equal to the excess, if any, of (a) the Parent Target Net Debt amount, over (b) the aggregate Net Indebtedness of Parent and its Retained Subsidiaries as of the close of business on the Business Day immediately prior to the Closing. If Parent does not have sufficient cash or Cash Equivalents in excess of $3,000,000 legally available to pay such dividend, Parent may incur an amount of Indebtedness under its existing revolving credit facility equal to any shortfall and distribute those borrowings in full or partial payment of such dividend (with, for the avoidance of doubt, such incremental Indebtedness incurred being included in the calculation of the aggregate Net Indebtedness of Parent and its Retained Subsidiaries set forth in the immediately preceding sentence).
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Condition Precedent to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the following conditions:
(a) there shall be no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority which restrains, prohibits or prevents the consummation of the transactions contemplated hereby;

(b) any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted, and the FCC Consent shall have been obtained;
(c) holders of Company Stock holding a majority of the outstanding Company Stock shall have delivered their written consent to adopt this Agreement (the “Company Stockholder Consent”);
(d) Gores Radio Holdings, LLC, as the holder of a majority of the outstanding Parent Stock, shall have delivered the Gores Written Consent;
(e) Parent shall have sent or given the Information Statement to the holders of Parent Stock at least 20 Business Days before the Closing Date in accordance with Rule 14c-2 under the Exchange Act;
(f) Parent shall have obtained the Financing contemplated by Section 5.12, or the Financing Sources shall be prepared to provide the Financing immediately following the consummation of the Merger;
(g) the Restated By-Laws shall have been adopted by the Board of Directors of Parent and shall be in effect; and
(h) the Restated Charter shall have been filed with the Secretary of State of the State of Delaware and be in effect, and the Reclassification shall have become effective thereby.
Section 6.2 Conditions Precedent to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent in its sole discretion:
(a) the Company shall have performed in all material respects its obligations under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof;
(b) (i) the representations and warranties of the Company contained in Sections 3.1, 3.2, and 3.3 shall be true and correct (except for any de minimis failure to be true and correct) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), and (ii) all other representations and warranties of the Company contained in Article III hereof shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or words of similar import) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representation or warranty to be true has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

(c) there shall not have occurred, since the date hereof, a Material Adverse Effect with respect to the Company;
(d) Parent shall have received a certificate of the Chief Executive Officer or President of the Company, on behalf of the Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in clauses (a), (b), and (c) of this Section 6.2;
(e) the Company shall have received or made, as applicable, and provided Parent evidence of, the Consents and the Filings with respect to the Company described in Section 3.5 of this Agreement, and such Consents and Filings shall not have expired or been withdrawn as of the Closing Date;
(f) holders of Company Stock holding no more than 3% of the outstanding shares of Company Stock shall have demanded appraisal for their shares pursuant to the DGCL;
(g) Parent shall have received the written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it; and
(h) the Indemnity and Contribution Agreement, in the form of Exhibit F hereto (the “Indemnity and Contribution Agreement”) shall be in full force and effect as of the Closing Date.
Section 6.3 Conditions Precedent to the Company’s Obligations. The Company’s obligations to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company in its sole discretion:
(a) Parent and Merger Sub shall have performed in all material respects their obligations under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof;
(b) (i) the representations and warranties of Parent and Merger Sub contained in Sections 3.1, 3.2, and 3.3 shall be true and correct (except for any de minimis failure to be true and correct) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), and (ii) all other representations and warranties of Parent and Merger Sub contained in Article III hereof shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or words of similar import) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representation or warranty to be true has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent;

(c) there shall not have occurred, since the date hereof, a Material Adverse Effect with respect to Parent;
(d) the Company shall have received a certificate of the Chief Executive Officer or President of Parent, dated the Closing Date, on behalf of Parent, certifying to the fulfillment of the conditions set forth in clauses (a), (b), and (c) of this Section 6.3;
(e) Parent shall have received or made, as applicable, and provided the Company evidence of, the Consents and the Filings with respect to Parent described in Section 3.5 of this Agreement, and such Consents and Filings shall not have expired or been withdrawn as of the Closing Date;
(f) the Registration Rights Agreement shall have been duly executed and delivered by Parent;
(g) if required under Section 2.10 hereof, the Promissory Note shall have been duly executed and delivered by Parent to holders of Company Stock;
(h) all required actions shall have been taken such that, immediately following the Effective Time, the Post-Closing Parent Directors shall be appointed, and entitled to serve, as the directors of Parent and shall comprise the entire membership of the Board of Directors of Parent;
(i) the Voting Agreement shall have been duly executed and delivered by Gores Radio Holdings, LLC as of the date hereof, and shall be in full force and effect as of the Closing Date;
(j) the Indemnity and Contribution Agreement shall be in full force and effect as of the Closing Date;
(k) Parent shall have caused the bylaws of Westwood One Radio Networks, Inc. (f/k/a Unistar Radio Networks, Inc.) to have been amended to remove the requirement that 75% of the directors then in office must approve certain actions of Westwood One Radio Networks, Inc., as set forth in Section 6 of Article II thereof; and
(l) The Company shall have received a written opinion of its counsel, Kirkland & Ellis LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it.

ARTICLE VII
TERMINATION
Section 7.1 Termination. Except with respect to provisions that expressly survive the termination of this Agreement, this Agreement may be terminated at any time prior to Closing (the date of any such termination, the “Termination Date”):
(a) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Closing of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;
(c) by either Parent or the Company if the Closing shall not have occurred on or prior to 90 calendar day after the date hereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the failure of the Closing to have occurred prior to such date was primarily due to the failure of such party to perform any of its obligations under this Agreement;
(d) by the Company if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Parent of written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach of the representations, warranties, covenants or agreements contained herein and such breach would give rise to the failure of the conditions set forth in Section 6.2(a) or 6.2(b) to be satisfied;
(e) by Parent if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Section 6.2(a) or 6.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent is then in material breach of the representations, warranties, covenants or agreements contained herein and such breach would give rise to the failure of the conditions set forth in Section 6.3(a) or 6.3(b) to be satisfied;
(f) by the Company, if Gores Radio Holdings, LLC, as the holder of a majority of the outstanding Parent Stock, has not delivered the Gores Written Consent within one (1) day after the date hereof;
(g) by Parent, if holders of Company Stock holding a majority of the outstanding Company Stock have not delivered the Company Stockholder Consent within one (1) day after the date hereof;

(h) by Parent, if holders of Company Stock holding more than 3% of the outstanding shares of Company Stock shall have demanded appraisal for their shares pursuant to the DGCL;
(i) by Parent, if prior to the date that is 20 Business Days after the date of this Agreement, (A) Parent’s Board of Directors or any committee thereof shall have received a Superior Proposal and notified the Company thereof, (B) Parent’s Board of Directors or any committee thereof determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the taking of such action is necessary for the members of the Board of Directors of Parent to comply with their fiduciary duties to holders of Parent Stock under applicable Law, (C) Parent shall have complied in all material respects with Section 5.2 and Section 5.3, (D) on the date of such termination, Parent enters into a definitive agreement for, or consummates, the transaction contemplated by such Superior Proposal and (E) not later than the day of such termination, the Company shall have received the Termination Fee in accordance with Section 7.4; or
(j) by the Company, if (A) a Parent Adverse Action shall have occurred, (B) a tender or exchange offer relating to any Parent Stock shall have been commenced and Parent shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer or (C) the Board of Directors of Parent or any committee thereof approves or recommends a Takeover Proposal to the holders of Parent Stock or approves or recommends that holders of Parent Stock tender their Parent Stock in any tender offer or exchange offer.
Section 7.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, if the Merger is not consummated, the fees and expenses incurred by each party in connection with the negotiation, preparation, execution and delivery of this Agreement and the documents and instruments contemplated hereby and in connection with the transactions contemplated hereby, including all fees and disbursements of accountants, appraisers and other advisors retained by any party shall be the sole responsibility of such incurring and retaining party; provided that (a) the fees and expenses incurred by the parties in respect of such parties’ legal counsel after the date hereof shall be split equally between Parent and the Company and (b) the fees and expenses incurred by the parties in respect of such parties’ legal counsel at any time (including prior to the date hereof) with respect to the obtaining of the Financing shall be split equally between Parent and the Company. If the Merger is consummated, the Surviving Entity shall pay and/or reimburse Parent and the Company for all reasonable documented out-of-pocket fees and expenses incurred by Parent or the Company (including prior to the date hereof), as applicable, in order to consummate the transactions contemplated by this Agreement. The Surviving Entity shall be responsible for all transfer, sales, use, documentary, stamp, recording and similar taxes, if any, incurred in connection with any of the transactions contemplated by this Agreement.

Section 7.3 Procedures and Effect of Termination. If this Agreement is terminated as provided herein, this Agreement (other than this Section 7.3) shall forthwith become void and of no further force and effect, and there shall be no liability or obligation on the part of Parent, the Company, any Subsidiary of Parent or the Company or any of their respective officers, directors, direct or indirect stockholders or partners or Affiliates (except for the obligations of the parties contained in Section 5.5(b), the last sentence of Section 5.12(a) and in Section 7.2 and Section 7.4); provided, however, that nothing in this Section 7.3 shall be deemed to release any party from any liability arising prior to termination for any willful breach by such party of the terms and provisions of this Agreement. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, the exercise of a right of termination will not be an election of remedies, and the terminating party’s right to pursue all legal remedies will survive any such termination unimpaired.
Section 7.4 Termination Fee.
(a) If this Agreement is terminated pursuant to Section 7.1(i) or Section 7.1(j) then Parent shall pay the Company $5,625,000 (the “Termination Fee”) not later than the day of such termination. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to Parent by the Company. For the avoidance of doubt, in no event shall (i) Parent be obligated to pay, or cause to paid, the Termination Fee on more than one occasion and (ii) Parent’s maximum aggregate liability under this Agreement exceed the Termination Fee.
(b) Parent acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.4(a) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the Termination Fee, and, in order to obtain such payment the Company commences a suit which results in a judgment against Parent for the Termination Fee, Parent shall pay to the Company its costs and expenses (including attorneys’ reasonable fees) in connection with such suit.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Non-Survival of Representations and Warranties and Covenants. All representations and warranties set forth in Article III, and the covenants contained herein that are to be performed prior to the Closing, shall not survive, and thus shall expire upon, the Closing.
Section 8.2 Amendment and Modification. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors; provided that no amendment shall be made which by Law (or in the case of Parent, the rules and regulations of the NASDAQ Global Market) requires further approval by its stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by its duly authorized representatives.

Section 8.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived, but only if such waiver is in writing and is signed by the party against whom the waiver is to be effective. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.
Section 8.4 Notices. All notices and other communications hereunder shall be in writing (including by fax) and shall be deemed to have been duly given (i) when delivered in person, (ii) one (1) Business Day after being sent by reputable overnight courier, (iii) when faxed during business hours (with confirmation of transmission having been received) or (iv) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) If to Parent, Merger Sub or the Surviving Entity:
Westwood One, Inc.
1166 Avenue of the Americas, 10th Floor
New York, NY 10036
Attention: General Counsel
Fax: (212) 641-2198
with copies to:
The Gores Group, LLC
10877 Wilshire Blvd, 18th Floor
Los Angeles, CA 90024
Attention: General Counsel
Fax: (310) 443-2149
and
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: Rick C. Madden, Esq.
Fax: (213) 621-5379
(b) If to the Company prior to the Effective Time:
Verge Media Companies, Inc.
15303 Ventura Boulevard, Suite 1500
Sherman Oaks, CA 91403
Attention: Chief Executive Officer
Fax: (818) 990-0930

with copies to:
Oaktree Capital Management, L.P.
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
Attention: Andrew Salter
Fax: (213) 830-6394
and
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Christopher J. Greeno, P.C.
Tana M. Ryan
Fax: (312) 862-2200
Section 8.5 Assignment; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party hereto, except that Parent may assign any or all of its rights and interests hereunder collaterally for the benefit of the Financing Sources. Notwithstanding anything contained in this Agreement to the contrary, except (i) as set forth in Section 5.11 and (ii) that the Financing Sources shall be express third party beneficiaries of Section 8.6 and Section 8.7, nothing contained in this Agreement (including Section 5.8), is intended to confer upon any Person (including any employees) other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities hereunder.
Section 8.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all other agreements executed pursuant to the terms of this Agreement (excluding the Commitment Letters) will be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. The Company, Merger Sub and Parent hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Chancery Court of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and, in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any Delaware state court sitting in New Castle County and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment

Letters or the performance thereof, in each case, in any forum other than the Supreme Court of the State of New York, County of New York, or, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto also agrees that any final and non-appealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE COMMITMENT LETTERS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY HEREBY CERTIFIES THAT NO OTHER PARTY HERETO NOR ANY OF THEIR REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THEY WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTIES RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.
Section 8.7 Claims. Notwithstanding anything herein to the contrary, each of Parent and Merger Sub hereby acknowledges that it shall have no claims (contractual or otherwise) against any Financing Source relating to the Merger or the Financing.
Section 8.8 Specific Performance. Each of the parties hereto acknowledges that the parties’ rights to consummate the transactions contemplated hereby are unique and recognizes and affirms that, in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party or parties may have no adequate remedy at law. Accordingly, the parties agree the such non-breaching party or parties shall have the right, in addition to any other rights and remedies existing in its or their favor at law or in equity, to enforce its or their respective rights and the other parties’ obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
Section 8.9 Counterparts; Effectiveness. This Agreement may be executed by the parties hereto individually or in any combination, in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 8.10 Severability. If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, then such provision or portion thereof shall be construed to give effect to the parties’ intent regarding such provision or portion thereof to the maximum extent permitted by applicable Law, and such determination or action shall be construed so as not to affect the validity, enforceability or effect of any other portion hereof or thereof.
Section 8.11 Headings; Interpretation.
(a) The headings of the various Articles and Sections of this Agreement have been inserted for the purpose of convenience of reference only, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.
(b) When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “included,” “includes” or “including” (or any other tense or variation of the word “include”) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the auxiliary verbs “will” and “shall” are mandatory, and the auxiliary verb “may” is permissive (and, by extension, is probative when used negatively, as a denial of permission). All accounting terms used but not otherwise defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.
Section 8.12 No Strict Construction. The parties to this Agreement have been or have had the opportunity to be represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
Section 8.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.14 Entire Agreement. This Agreement, and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings of the parties hereto in respect of the subject matter hereof, other than those expressly set forth or referred to herein or therein.
Section 8.15 Public Announcements. Parent and the Company shall jointly agree to any press releases or other announcement regarding the transaction contemplated by this Agreement. Prior to the Closing, this Agreement and the substance of the transactions described herein shall be kept confidential, and, except as required by law and then after consultation among the parties, disclosed only on “a need to know” basis to those persons directly involved in facilitating the transactions described herein and the Closing; provided that the transactions may be disclosed publicly as a result of HSR Act review and approval and by Parent, the Company and their respective Affiliates and Principal Stockholders to their respective investors, potential financing sources and their representatives and regulatory authorities. Notwithstanding anything herein or in any document related hereto to the contrary, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions beginning on the date hereof.
Section 8.16 Dispute Costs. In the event of any dispute, controversy, action, proceeding or claim arising out of or relating to this Agreement, or the breach hereof, which is ultimately resolved by a court of competent jurisdiction, the non-prevailing party will reimburse the substantially prevailing party for its reasonable costs and expenses (including legal fees and expenses) actually incurred in connection with such dispute, controversy, action, proceeding or claim.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

VERGE MEDIA COMPANIES, INC.

By:	/s/ Neal Schore

	Name:	Neal Schore
	Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARENT:

WESTWOOD ONE, INC.

By:	/s/ David Hillman

	Name:	David Hillman
	Title:	GC and CAO

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MERGER SUB:

RADIO NETWORK HOLDINGS, LLC

By: Westwood One, Inc.
Its:	Sole Member

By:	/s/ David Hillman

	Name:	David Hillman
	Title:	GC and CAO

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